Exhibit 10.41

MEZZANINE LOAN AND SECURITY AGREEMENT
among
ASSET CAPITAL PARTNERS, L.P.,
a Delaware limited partnership
(“Lender”),
and
BTR MILLER, LLC,
a Delaware limited liability company
(“Borrower”)
Dated: February 15, 2006

MEZZANINE LOAN AND SECURITY AGREEMENT
          THIS MEZZANINE LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of February 15, 2006 by and among ASSET CAPITAL PARTNERS, L.P., a Delaware limited partnership (the “Lender”) and BTR MILLER, LLC, a Delaware limited liability company (the “Borrower”).
R E C I T A L S
          A. Borrower is the holder of 99% of the direct Ownership Interests (defined below) in each of 1332 Londontown Road, LLC, a Maryland limited liability company, 8200 Fischer Road, LLC, a Maryland limited liability company, 6301 Eastern Avenue, LLC, a Maryland limited liability company, 925 Todds Lane, LLC, a Maryland limited liability company, 6201 Pulaski Highway SM, LLC, a Maryland limited liability company, 7205 Rutherford Road, LLC, a Maryland limited liability company, Arundel Village Plaza, LLC, a Maryland limited liability company (collectively, the “Countrywide Property Owners,” and each, a “Countrywide Property Owner”), Eastside Site, LLC, a Maryland limited liability company, 8203 Fischer Road, LLC, a Maryland limited liability company (collectively, the “Susquehanna Property Owners,” and each, a “Susquehanna Property Owner”), and 1111 Maryland Avenue SM, LLC, a Maryland limited liability company (the “Miller Property Owner;” and together with the Countrywide Property Owners and the Susquehanna Property Owners, the “Property Owners”). A “Property Owner” shall mean any of the Property Owners.
          B. BTR Miller A, Inc., a Delaware corporation (“BTR Manager A”) is the holder of 1% of the direct Ownership Interests in and is the managing member of each of the Countrywide Property Owners. BTR Miller B, Inc., a Delaware corporation (“BTR Manager B”) is the holder of 1% of the direct Ownership Interests in and is the managing member of each of the Susquehanna Property Owners. BTR Miller C, Inc., a Delaware corporation (“BTR Manager C”). A “Manager” shall mean any of BTR Manager A, BTR Manager B or BTR Manager C and “Managers” shall mean all of them.
          C. In turn, Borrower is the holder of 100% of the direct Ownership Interests in BTR Manager A. Any and all of Borrower’s present and future Ownership Interests in BTR Manager A shall be referred to herein as the “Direct A Interests.” Borrower is also the holder of 100% of the direct Ownership Interests in BTR Manager B. Any and all of Borrower’s present and future Ownership Interests in BTR Manager B shall be referred to herein as the “Direct B Interests.” Borrower is also the holder of 100% of the direct Ownership Interests in BTR Manager C (the “Direct C Interests”). The Direct A Interests, Direct B interests and Direct C Interests are collectively the “Direct Interests.” Any and all of Borrower’s Ownership Interests in each of the Property Owners (including, without limitation, all of Borrower’s direct Ownership Interests in each of the Property Owners and the Direct Interests), whether now or hereafter existing, are collectively the “Borrower Membership Interests.” Any Borrower Membership Interests in either or both of the Susquehanna Property Owners shall be referred to herein as the “Susquehanna Membership Interests.” Any Borrower Membership Interests in any or all of the Countrywide Property Owners shall be referred to herein as the “Countrywide

Membership Interests.” Any Borrower Membership Interests in the Miller Property Owner shall be referred to herein as the “Miller Membership Interests.”
          D. The Property Owners are the owners of those certain parcels of real property more particularly described on Exhibits A-1-A-10 attached hereto, together with the personal property and improvements now or hereafter located or constructed or installed thereon (collectively, the “Properties,” and individually, each a “Property”). Except for their respective Ownership Interests in each of the Senior Loan Borrowers (defined below) the Properties are the first and only assets of any of the Property Owners.
          E. The Property Owners hold 100% of the direct Ownership Interests in each of BTR 1332, LLC, a Delaware limited liability company, BTR 8200, LLC, a Delaware limited liability company, BTR 6301, LLC, a Delaware limited liability company, BTR 925, LLC, a Delaware limited liability company, BTR 6201, LLC, a Delaware limited liability company, BTR 7205, LLC, a Delaware limited liability company, BTR Arundel, LLC, a Delaware limited liability company (collectively, the “Countrywide Loan Borrowers,” and each, a “Countrywide Loan Borrower”), BTR 6541, LLC, a Delaware limited liability company, BTR 8203, LLC, a Delaware limited liability company (collectively, the “Susquehanna Loan Borrowers” and each a “Susquehanna Loan Borrower”), and BTR 1111, LLC, a Delaware limited liability company (the “Miller Loan Borrower;” and together with the Countrywide Loan Borrowers and the Susquehanna Loan Borrowers, the “Senior Loan Borrowers”). A “Senior Loan Borrower” shall mean any of the Senior Loan Borrowers.
          F. Concurrently herewith, Countrywide Commercial Real Estate Finance, Inc., its successors and assigns (“Countrywide”) is making a first loan to the Countrywide Loan Borrowers in the original principal amount of Thirty-One Million and No/100 Dollars ($31,000,000.00) (together with any extensions, modifications or replacements thereof, the “Countrywide Loan”). The Countrywide Loan is secured by certain mortgages granted by each of the Countrywide Property Owners, encumbering their respective Properties.
          G. Also concurrently herewith, 1111 Maryland Avenue, LLC, a Maryland limited liability company, its successors and assigns (“1111 Maryland Avenue”) is making a first loan to the Miller Loan Borrower, in the original principal amount of Three Million Eight Hundred Thousand and No/100 Dollars ($3,800,000.00) (together with any extensions, modifications or replacements thereof, the “Miller Loan”). The Miller Loan is secured by a mortgage granted by the Miller Property Owner, encumbering its Property.
          H. Also concurrently herewith, Susquehanna Bank, its successors and assigns (“Susquehanna”) is making a first loan to the Susquehanna Loan Borrowers, in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (together with any extensions, modifications or replacements thereof, the “Susquehanna Loan”). The Susquehanna Loan is secured by certain mortgages granted by each of the Susquehanna Property Owners, encumbering their respective Properties. A “Senior Lender” shall mean any of Countrywide, Susquehanna or 1111 Maryland Avenue and “Senior Lenders” shall mean all of them. A “Senior Loan” shall mean any of the Countrywide Loan, the Susquehanna Loan and the Miller Loan, together with any extensions, modifications or replacements thereof, and “Senior Loans” shall mean all of them.

          I. Borrower desires to borrow from Lender, and Lender is willing to make a loan to Borrower (together with any extensions, modifications or replacements thereof, the “Mezzanine Loan”) in the maximum principal amount of Fourteen Million Seven Hundred Thousand and No/100 Dollars ($14,700,000.00) (the “Mezzanine Loan Amount”), for the purposes and upon the terms and conditions set forth herein.
          NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
GENERAL DEFINITIONS
          When used herein, the following initially-capitalized terms shall have the following meanings:
     “1111 Maryland Avenue” is defined in the recitals to this Agreement.
     “Affiliate” means, with respect to any Person, any other Person which (i) directly or indirectly controls, is controlled by, or is under common control with the Person in question or (ii) directly or indirectly owns or holds 10% or more of the equity interests in, or in whom 10% or more of the operating interests are owned or held by, the Person in question. For purposes of the foregoing definition, “controls” (and its correlative terms “controlled by” and “under common control with”) means possession by the applicable Person of the power to direct or cause the direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” means this Mezzanine Loan and Security Agreement, together with all supplements, amendments, modifications and restatements hereto and hereof and all extensions and renewals hereof made at any time or from time to time.
     “Annual Budget” means, with respect to each calendar year, a detailed, comprehensive operating and capital budget for each of the Properties showing for the calendar year to which it relates, on a cash basis, all anticipated revenues, receipts, sources of funds, costs, expenses, capital expenditures and application of funds for such year as then anticipated by Borrower or by any Property Owner, prepared by Borrower or by each Property Owner and satisfactory to Lender in form, substance, format, level of detail and all other respects.
     “Application Information” means all financial information and statements and other information submitted to Lender by or on behalf of Borrower or the Principals in connection with Borrower’s application or request for the Mezzanine Loan.
     “Attorneys’ Fees,” “Attorneys’ Fees and Costs,” “attorneys’ fees” and “attorneys’ fees and costs” mean all reasonable fees and expenses of Lender’s legal counsel, which may include reasonable printing, photocopying, duplicating, facsimile, messengering, filing and other expenses, air freight charges, telephone and fax charges, courier charges, and fees billed for law clerks, paralegals and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations, bankruptcy proceedings and any post-judgment proceedings to collect any judgment, and whether or not any action or proceeding is brought with respect to the matter for which such fees and expenses were incurred. The recovery of post-judgment fees, costs and expenses is separate and several and shall survive the merger of the applicable Mezzanine Loan Documents into any judgment.
     “Bankruptcy Code” means Title 11 of the U.S. Code, and any other similar applicable federal or state laws for the relief of debtors, each as hereafter amended.
     “Borrower Membership Interests” is defined in the recitals to this Agreement.
     “BTR Capital” means BTR Capital Fund II, LLC, a Delaware limited liability company.
     “BTR Manager A” is defined in the recitals to this Agreement.
     “BTR Manager B” is defined in the recitals to this Agreement.
     “BTR Manager C” is defined in the recitals to this Agreement.
     “BTR Miller SPE” means BTR Miller SPE, LLC, a Delaware limited liability company.
     “Business Day” means any day other than a Saturday, a Sunday, a legal holiday under the laws of the State of Maryland or a day on which commercial banks in the State of Maryland are authorized or required by law or other governmental action to be closed.
     “Certificates” means the certificates evidencing each of the Borrower Membership Interests. Each “Certificate” is evidence of all of the Borrower Membership Interests in a single Property Owner or Manager.
     “Closing Date” means the date on which the disbursement of the Mezzanine Loan proceeds is made.
     “Contractual Obligation” as applied to any Person means any provision of any instrument, document or security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which any of its properties is bound or to which it or any of its properties is subject.
     “Collateral” means rights, interests and property of every kind, real and personal, tangible and intangible, which is granted, pledged, liened, or encumbered as security for the Mezzanine Loan or any of the Obligations, including without limitation all of the Borrower Membership Interests.
     “Countrywide” is defined in the recitals to this Agreement.
     “Countrywide Loan” is defined in the recitals to this Agreement.

     “Countrywide Loan Borrowers” is defined in the recitals to this Agreement.
     “Countrywide Membership Interests” is defined in the recitals to this Agreement.
     “Countrywide Property Owners” is defined in the recitals to this Agreement.
     “Debt Service” shall mean, with respect to any period, any and all monetary obligations, including, without limitation, all reserves, escrows and impounds, all interest payments required to be made, accrued interest not yet payable, and all scheduled payments of principal required to be made under all of the Senior Loan Documents and the Mezzanine Loan Documents during such period.
     “Default” means a condition or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default under any of the Mezzanine Loan Documents.
     “Default Interest Rate” is defined for purposes hereof as it is defined in the Note.
     “Direct A Interests” is defined in the recitals to this Agreement.
     “Direct B Interests” is defined in the recitals to this Agreement.
     “Direct C Interests” is defined in the recitals to this Agreement.
     “Direct Interests” is defined in the recitals to this Agreement.
     “Environmental Indemnitor” means Borrower, BTR Capital, Mr. Clark and Mr. Lipson, jointly and severally.
     “Environmental Indemnity” means that certain Environmental Indemnity Agreement of even date herewith executed in favor of Lender by Borrower and the other parties named therein, if any, as applicable.
     “Environmental Laws” means any and all present and future federal, state and local laws (including common law), ordinances, regulations, policies and any other requirements of any Governmental Agency relating to health, safety, the environment or to any Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), the Resource Conservation Recovery Act (RCRA), the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Endangered Species Act, the Clean Water Act, the Occupational Safety and Health Act, and any statute of the state in which the Properties are located, regulating or relating to Hazardous Substances, each as hereafter amended from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing.
     “Event of Default” means any of the events specified in Section 8.1.
     “Formation Documents” means (a) as to any corporation, its articles of incorporation or certificate of incorporation and by-laws, (b) as to any limited partnership, its certificate of limited partnership and partnership agreement, (c) as to any general partnership or joint venture, its partnership agreement, (d) as to any limited liability company, its articles or certificate of organization and operating agreement, (e) as to any trust, its recorded certificate of trust, trust agreement and a certification of the current trustees thereof, and (f) as to each entity (including those described above), all such additional documents (if any) as pertain to the organization, governance, powers or authorities of the entity, and as to each of the foregoing, together with all supplements, amendments, modifications and restatements.
     “General Partner” means, collectively, as to any partnership, all of its general partners, together with any constituent general partners of any of such general partners which are themselves partnerships.
     “Governmental Agency” means any federal, state, county, municipal or other governmental or quasi-governmental court, agency, officer, authority or district.
     “Guarantors” means, collectively, the Recourse Events Guarantor and all indemnitors under the Environmental Indemnity Agreement; and “Guarantor” means any one of them.
     “Guaranty” means, collectively, the Recourse Events Guaranty and the Environmental Indemnity.
     “Hazardous Substances” means (a) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “biohazardous waste”, “toxic substance”, “pollutant”, “toxic pollutant”, “contaminant” as well as any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity”, or “TCLP toxicity”; (b) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (c) “hazardous substance” as defined in any Environmental Law; (d) each “waste” as defined in any Environmental Law; (e) asbestos in any form; (f) urea formaldehyde foam insulation; (g) polychlorinated biphenyls (PCBs); (h) radon; and (i) any other chemical, material, or substance exposure to which is limited or regulated by any Governmental Agency because of its quantity, concentration, or physical or chemical characteristics, or which poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.
     “Indemnitees” means, collectively and individually, Lender, its Affiliates and its and their respective managers, members, directors, officers, agents, employees, attorneys, successors and assigns.
     “Intercreditor Agreements” means each of those certain written agreements (which must be satisfactory in all respects to Lender), entered into, executed and delivered by

Countrywide and Lender, Susquehanna and Lender and 1111 Maryland Avenue and Lender, setting out certain of their respective rights, undertakings and agreements relating to the Mezzanine Loan and each of the Senior Loans. “Intercreditor Agreement” shall mean any of them.
     “Laws” means all federal, state, county, municipal and other governmental and quasi-governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Mezzanine Loan Documents or any of the Properties or any portion thereof or the occupancy, operation, ownership or use thereof, whether now or hereafter enacted and in force including, without limitation, the Americans With Disabilities Act, 42 U.S.C. §§ 12101-12213 (1991) and all Environmental Laws, any zoning or other land use entitlements and any requirements which may require repairs, modifications or alterations in or to any of the Properties or any portion thereof, all Permits and all covenants, agreements, restrictions and encumbrances running in favor of any Person, contained in any instruments, either of record or known to Borrower, at any time in force affecting the Mezzanine Loan Documents or any of the Properties or any portion thereof or the occupancy, operation, ownership or use thereof.
     “Lease” means any lease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the Closing Date or thereafter entered into by a Property Owner or any other Person, pursuant to which any Person is granted a leasehold estate, estate for years, tenancy or possessory interest in, or right to use or occupy, all or any portion of any space in any of the Properties, and every modification, amendment or other agreement relating to such lease or other agreement entered into in connection with such lease or other agreement and all agreements related thereto, and every guarantee of the performance and observance of any of the covenants, conditions, obligations or agreements to be performed and observed by the lessee or other similar party thereto; and, “Leases” means all such leases and agreements, collectively.
     “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, charge or claim of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) against, upon, in or with respect to any of the Properties or personal property or any portion thereof or any of the Borrower Membership Interests, any Ownership Interests in Borrower, any Property Owner, or any Affiliate of Borrower in or any portion thereof or interest therein or any equity, member’s, partner’s or other ownership interest in Borrower or in any Affiliate of Borrower.
     “Loan Year” means each calendar year commencing on January 1 and ending on December 31 until the Mezzanine Loan is paid and satisfied in full, the first such Loan Year being calendar year 2006. The first and last Loan Year may be partial calendar years.
     “Management Agreement” means that certain Management Agreement—The Miller Portfolio in effect as of the date hereof entered into between each of the Property Owners, collectively, as Owner and Property Manager.
     “Managers” is defined in the recitals to this Agreement.

     “Maturity Date” means February 14, 2011, or any later date to which the maturity of the Mezzanine Loan is extended as provided herein or set forth in the Note, or any earlier date to which the maturity of the Mezzanine Loan is accelerated as provided herein or set forth in the Note upon which the entire principal amount of the Mezzanine Loan together with all other amounts owing to Lender under the Mezzanine Loan Documents shall be due and payable.
     “Mezzanine Loan” means the loan to Borrower as more particularly described in the recitals to this Agreement and Article 2 hereof.
     “Mezzanine Loan Amount” is defined in the recitals to this Agreement.
     “Mezzanine Loan Documents” means, collectively, this Agreement, the Note, the documents described in Section 3.1(A), and all other documents and instruments which at any time create, evidence, secure or provide credit or other support for the Mezzanine Loan, together with all renewals, substitutions, extensions, modifications or replacements thereof.
     “Mezzanine Loan Fee” means a fee payable to Lender in the amount of $25,000.
     “Miller Loan” is defined in the recitals to this Agreement.
     “Miller Loan Borrower” is defined in the recitals to this Agreement.
     “Miller Membership Interests” is defined in the recitals to this Agreement.
     “Miller Property Owner” is defined in the recitals to this Agreement.
     “Mr. Clark” means Michael Clark.
     “Mr. Lipson” means David Lipson.
     “Net Operating Income” means, with respect to any period, the Operating Income accrued by Borrower and by any of the Property Owners in connection with the operation of the Properties, for the applicable period, less all Operating Expenses in connection with the operation of the Properties for the same period, all the foregoing being in accordance with generally accepted accounting principles.
     “Net Proceeds” means the net proceeds from a sale or refinancing of all or any of the Properties or any portion thereof, less reasonable, ordinary and customary out-of-pocket closing costs and expenses paid to independent third parties.
     “New Improvements” means all other buildings, structures renovations and other improvements Borrower or any of the Property Owners may construct on or for the benefit of any of the Properties.
     “Note” means that certain Promissory Note of even date herewith evidencing principal in the Mezzanine Loan Amount executed by Borrower, as maker, in favor of Lender, as payee, and any and all modifications, extensions, renewals and replacements thereof.

     “Obligations” means, collectively, all obligations, debts, liabilities, undertakings, covenants, promises, agreements, grants, assignments, pledges, encumbrances and transfers made by Borrower or any Guarantor hereunder or under or set out in any of the other Mezzanine Loan Documents.
     “Operating Agreements” means, collectively, and as the same shall be amended, renewed, substituted, extended, modified or replaced: (i) the operating agreement of Borrower, (ii) the operating agreements of each of the Property Owners, (iii) the operating agreements of each of the Senior Loan Borrowers, (iv) the articles of incorporation and bylaws of the each of the Managers and (v) the operating agreement of BTR Miller SPE. “Operating Agreement” shall mean any of them.
     “Operating Expenses” means, with respect to any period, the aggregate of all operating expenses incurred by Borrower and by any of the Property Owners only in connection with the operation of the Properties, including costs incurred for utilities, repairs, maintenance, security, cleaning, salaries and payroll, administrative, marketing, legal and other professional services, management fees, real estate taxes (as they accrue) and insurance premiums (as they accrue), capital reserves and such other expenses as are determined in accordance with generally accepted accounting principles consistently applied, excluding, however, depreciation and principal amortization, if any, under each of the Senior Loans and the Mezzanine Loan.
     “Operating Income” means, with respect to any period, the aggregate of all of the rents, revenues and income of Borrower and of any of the Property Owners in connection with all of the Leases (but specifically excluding security deposits unless and to the extent same are used to cure defaults) or otherwise arising from the use or enjoyment of all or any portion of the Properties, and all other amounts received which, in accordance with generally accepted accounting principles, are required to be included in Borrower’s financial statement as operating income of the Properties.
     “Ownership Interests” means all ownership, management and beneficial interests of any kind, whether stock, limited partnership or limited liability company interests, whether certificated or uncertificated, whether direct or indirect, in any Person.
     “Permits” means all building and other permits, licenses, franchises, approvals, variances, certificates of occupancy, and land use entitlements necessary for the occupancy, operation, ownership and use of all or any of the Properties or any portion thereof.
     “Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, real estate investment trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
     “Pledge and Security Agreement” means certain Pledge and Security Agreements dated of even date herewith executed by Borrower, to and for the benefit of Lender, and “Pledge and Security Agreements” means all of them collectively.

     “Principals” means, individually and collectively, (i) Borrower, (ii) each of Borrower’s constituent members owning or holding more than ten percent (10%) of the Ownership Interests in Borrower, (iii) each of such parties’ constituent General Partners, managers, managing members, or shareholders, as applicable, (iv) all Guarantors, (v) all indemnitors under the Environmental Indemnity Agreement, (vi) each pledgor under each Pledge and Security Agreement and (vii) any other Person which directly or indirectly owns any interest in any of the Properties, including, without limitation, all of the Property Owners, any of the Managers, BTR Miller SPE, BTR Capital and TZG Baltimore) (other than unrelated third party lessees). “Principals” means, individually and collectively, (i) Borrower, (ii) each of Borrower’s constituent members owning or holding more than ten percent (10%) of the Ownership Interests in Borrower, (iii) each of such parties’ constituent General Partners, managers, managing members, or shareholders, as applicable, (iv) all Guarantors, (v) all indemnitors under the Environmental Indemnity Agreement, (vi) each pledgor under each Pledge and Security Agreement and (vii) any other Person which directly or indirectly owns any interest in any of the Properties, including, without limitation, all of the Property Owners, all of the Managers, BTR Miller SPE, BTR Capital and TZG Baltimore (other than unrelated third party lessees).
     “Properties” is defined in the recitals to this Agreement.
     “Property Condition Report” is defined in Section 3.3.
     “Property Documents” means: (a) all agreements now or hereafter in effect with any contractor, architect or engineer (including, without limitation, any design architect, landscape architect, civil engineer, electrical engineer, environmental engineer, soils engineer or mechanical engineer) in connection with the Properties; (b) all Property Management Agreements; (c) all as-built plans and specifications and surveys for the Properties; (d) all Permits; (e) all instruments affecting title to and the zoning and use of the real property; and (f) all renewals, substitutions, extensions, modifications or replacements of any of the foregoing.
     “Property Management Agreements” all agreements now or hereafter in effect with any property manager, leasing agent or broker with respect to the management, leasing, or operation of any or all of the Properties, including the Management Agreement. A “Property Management Agreement” shall mean any of the Property Management Agreements.
     “Property Manager” means BTR Management Company LLC, a Delaware limited liability company.
     “Property Owners” is defined in the recitals to this Agreement.
     “Property Sale” is defined in Subsection 9.28(E).
     “Purchase Agreement” is defined in Section 3.3.
     “Recourse Events Guarantor” means BTR Capital, Mr. Clark and Mr. Lipson, jointly and severally.
     “Recourse Events Guaranty” is defined in Section 3.1A(vii).

     “Release Property” is defined in Subsection 9.28(E).
     “Senior Lenders” is defined in the recitals to this Agreement.
     “Senior Loan Borrowers” is defined in the recitals to this Agreement.
     “Senior Loans” is defined in the recitals to this Agreement.
     “Senior Loan Documents” means all documents and instruments creating, evidencing or securing any or all of the Senior Loans (including, without limitation, each of the Intercreditor Agreements), together with all renewals, substitutions, extensions, modifications or replacements thereof.
     “Single Purpose Entity” is defined in Section 5.12.
     “Single Member LLC” is defined in Section 5.12.
     “Subordination of Management Agreement” is defined in Section 3.1A(ix).
     “Susquehanna” is defined in the recitals to this Agreement.
     “Susquehanna Loan” is defined in the recitals to this Agreement.
     “Susquehanna Loan Borrowers” is defined in the recitals to this Agreement.
     “Susquehanna Membership Interests” is defined in the recitals to this Agreement.
     “Susquehanna Property Owners” is defined in the recitals to this Agreement.
     “Termination Date” means February 28, 2006.
     “Title Company” means Commonwealth Land Title Insurance Company to provide the Title Policy with respect to each of the Properties.
     “Title Policy” means for each of the Properties, (a) an American Land Title Association Extended Coverage Policy of Title Insurance (1970 version, amended 10/17/70 only) or such other policy form as may be satisfactory to Lender, issued by the Title Company, insuring that on the Closing Date, Property Owners owns fee simple title to the Properties subject only to the Senior Loan Documents for the Senior Loan relating thereto and such other exceptions as may be satisfactory to Lender, in its sole discretion. The Title Policy shall contain such endorsements as Lender may require, including, without limitation, mechanic’s and materialmen’s lien coverage, a comprehensive endorsement, an ALTA 3.1 zoning endorsement (with parking), environmental protection lien endorsement, and a so-called “mezzanine loan” endorsement confirming Lender as an additional insured therein, and providing both fairway endorsement and non-imputation coverage.
     “TZG Baltimore” means TZG Baltimore Portfolio LLC, a Maryland limited liability company.

     “UCC Company” means Fidelity National Title Insurance Company to provide the UCC Policy with respect to each Pledge and Security Agreement.
     “UCC Policy” means, for each Pledge and Security Agreement, an UCC Plus Insurance Policy satisfactory to Lender, issued by the UCC Company, insuring that on the Closing Date the Lender has a first priority perfected security interest in the Collateral described in the Pledge and Security Agreements, with such endorsements as Lender requires.
ARTICLE 2
CERTAIN LOAN TERMS
     2.1 Mezzanine Loan and Disbursements of Mezzanine Loan Proceeds.
     Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Borrower set forth herein and in the other Mezzanine Loan Documents, on the Closing Date, Lender shall disburse to Borrower, and Borrower agrees to accept from Lender, the Mezzanine Loan.
     2.2 The Note.
     Borrower shall execute and deliver the Note to Lender on or before the Closing Date, and Lender’s receipt thereof shall be a condition precedent to its obligation to disburse any portion of the Mezzanine Loan. Borrower agrees to repay the indebtedness evidenced by the Note in accordance with the terms thereof and the terms hereof. The entire principal balance of the Mezzanine Loan then outstanding, together with accrued and unpaid interest thereon and all other amounts payable by Borrower with respect to the Mezzanine Loan under the Mezzanine Loan Documents, shall be due and payable on the Maturity Date.
     2.3 Interest Rate.
     The Mezzanine Loan and each portion thereof shall bear interest at the rates and on the bases specified in the Note.
     2.4 Mezzanine Loan Fee; Payment of Expenses.
     Borrower agrees to pay Lender the Mezzanine Loan Fee in cash or by wire transfer as designated by Lender, on or before the Closing Date, and Lender’s receipt thereof shall be a condition precedent to its obligation to disburse the Mezzanine Loan. Borrower acknowledges and agrees that the entire Mezzanine Loan Fee, as such has been paid to Lender prior to the date hereof, is fully earned by Lender and is not refundable. Borrower hereby authorizes Lender to disburse proceeds of the Mezzanine Loan to Lender or to any other Person to pay the Mezzanine Loan Fee and any Mezzanine Loan-related costs or expenses paid or incurred by Lender (including, without limitation, interest for any partial calendar month in which the Closing Date occurs and any out-of-pocket Mezzanine Loan related costs or expenses paid or incurred by Lender with respect to unrelated third parties (including, without limitation, the fees and expenses of Lender’s appraisers, engineers, consultants, legal counsel and other third parties retained by Lender in connection with the Mezzanine Loan), notwithstanding that Borrower may not have requested a disbursement of such amounts. Borrower covenants to pay all such amounts on demand by Lender, if and to the extent not disbursed by Lender from proceeds of the Mezzanine Loan. If Borrower shall not have paid all such amounts within ten (10) days after demand, all unpaid amounts shall bear, and Borrower hereby agrees to pay to Lender, interest at the Default Interest Rate (as defined in the Note) retroactive from the date of original demand until paid in full. Borrower’s payment of the Mezzanine Loan Fee is in addition to Borrower’s obligation to pay closing costs, brokers’ commissions, Lender’s reasonable attorneys’ fees and other Mezzanine Loan related costs and expenses, and any and all other sums due or payable hereunder or under any of the Mezzanine Loan Documents.
          Borrower shall pay any and all brokerage or other fees, commissions and amounts incurred by Borrower owed at any time to any broker, finder or loan arranger in connection with the Mezzanine Loan and shall pay, and does hereby agree to indemnify, defend and hold Lender harmless from and against, all costs, losses, expenses, damages, liabilities and claims paid or incurred by Lender or asserted against Lender, directly or indirectly, including (without limitation) reasonable attorneys’ fees and disbursements, arising out of any and all claims asserted by any broker, finder, or other person claiming to have been engaged by or to have dealt with Borrower for brokers’ or finders’ fees or other fees, commissions or amounts in connection with the Mezzanine Loan. Borrower hereby represents and warrants that no broker has been utilized by Borrower or any Principal in connection with the Mezzanine Loan. Lender shall pay any and all brokerage or other fees, commissions and amounts incurred by Lender owed at any time to any broker, finder or loan arranger in connection with the Mezzanine Loan and shall pay, and does hereby agree to indemnify, defend and hold Borrower harmless from and against, all costs, losses, expenses, damages, liabilities and claims paid or incurred by Borrower or asserted against Borrower, directly or indirectly, including (without limitation) reasonable attorneys’ fees and disbursements, arising out of any and all claims asserted by any broker, finder, or other person claiming to have been engaged by or to have dealt with Lender for brokers’ or finders’ fees or other fees, commissions or amounts in connection with the Mezzanine Loan. The foregoing indemnities shall survive the termination of this Agreement and the repayment of the Mezzanine Loan.
     2.5 Recourse; Limitations on Recourse.
          The Mezzanine Loan and all amounts payable to Lender under the Note and any of the other Mezzanine Loan Documents shall be fully recourse to Borrower but shall be non-recourse to Borrower’s constituent members (except that the foregoing provision shall not be deemed to limit or restrict in any way Lender’s recourse to any pledgor under or as provided in any Pledge and Security Agreement or to any Guarantor or to any other guarantor or indemnitor under or as provided in and pursuant to any Guaranty or the Environmental Indemnity or any other agreement or instrument of guarantyship, suretyship, indemnification or the like).
     2.6 Prepayment.
          Borrower may not prepay the outstanding principal balance of the Mezzanine Loan in whole or in part except in strict accordance with the provisions of the Note.

ARTICLE 3
CERTAIN CONDITIONS PRECEDENT TO LOAN DISBURSEMENT
     3.1 Certain Conditions Precedent to Disbursement of Mezzanine Loan.
          As additional conditions precedent to Lender’s obligation to disburse all or any part of the Mezzanine Loan proceeds, Borrower must satisfy and fulfill on or before the Closing Date each of the following conditions precedent, to the satisfaction of Lender:
          A. Mezzanine Loan Documents. Borrower shall deliver to Lender the following documents, each duly executed by each of the Persons party thereto and acknowledged by a notary public where necessary, and in form and substance satisfactory to Lender and its counsel:
(i)	This Agreement;

(ii)	The Note;

(iii)	The Pledge and Security Agreements executed by Borrower relating to the Borrower Membership Interests;

(iv)	UCC Financing Statements from each of the respective grantors of security interests in favor of Lender under the Pledge and Security Agreements, to be filed with such states and other locations as are required by Lender;

(v)	The Environmental Indemnity;

(vi)	A guaranty executed by the Recourse Events Guarantor, of the payment and performance of certain of the Obligations (the “Recourse Events Guaranty”);

(vii)	The Intercreditor Agreements executed and delivered by each of the Senior Lenders and Lender;

(viii)	Intentionally omitted;

(ix)	A Subordination of Management Agreement executed by each of the Property Owners and Property Manager and delivered to Lender (the “Subordination of Management Agreement”);

(x)	An irrevocable proxy from each pledgor in favor of Lender;

(xi)	A loan disbursement statement satisfactory to Lender; and

(xii)	Each of the Certificates.

          B. Property-Related Conditions. Borrower shall have satisfied, or caused to be satisfied, all of the conditions set forth in Section 3.3 hereinbelow, together with any additional conditions imposed by Lender in connection with its final approval of the Mezzanine Loan.
          C. Truth of Representations and Warranties. All of the representations and warranties contained in this Agreement or in the other Mezzanine Loan Documents shall be true, correct and complete in all material respects on the Closing Date.
          D. No Default. As of the Closing Date and each further funding date, if any, no event or condition shall have occurred or shall exist that constitutes, and there shall be no event or condition that would result from any funding of any of the Senior Loans or the Mezzanine Loan that would constitute, a Default or an Event of Default.
          E. Mezzanine Loan. All conditions precedent to Lender’s obligation to close the Mezzanine Loan and disburse the Mezzanine Loan proceeds, as set out in the Note or any of the other Mezzanine Loan Documents or elsewhere in this Agreement, shall have been satisfied and fulfilled to the satisfaction of Lender.
          F. Leases. Lender shall have approved the standard lease form to be used by Property Owners (and all modifications or amendments thereto), leasing guidelines, and all Leases executed on or prior to the date of this Agreement for or with respect to any of the Properties.
          G. Senior Loans. All of the conditions precedent to each of the Senior Lenders’ disbursement of the proceeds of the Senior Loans shall have been satisfied and each of the Senior Lenders shall have confirmed to Lender that it has commenced disbursing the proceeds of its respective Senior Loan, or that all conditions precedent to its commencing disbursement of, the proceeds of each of the Senior Loans have been satisfied. The form and substance of the Senior Loan Documents shall be satisfactory to and shall have been approved by Lender in all respects. Borrower shall have delivered to Lender fully executed copies of all Senior Loan Documents certified to Lender by the Borrower and each of the Senior Lenders, as applicable, as being true, complete, correct and in full force and effect. The principal amount of the Senior Loans shall not exceed $34,800,000.00 in the aggregate and each shall have a maturity date not earlier than five years from closing, except that the Susquehanna Loan and the Miller Loan may each have a maturity date as set forth in the Senior Loan Documents, subject to all requirements contained in Section 6.21 of this Agreement.
          H. Title Policy. Borrower shall have delivered to Lender the Title Policy for each of the Properties (or a written irrevocable commitment therefor from the Title Company).
          I. UCC Policy. Borrower shall have delivered to Lender the UCC Policy (or a written irrevocable commitment therefor from the UCC Company) for each Pledge and Security Agreement.
          J. Equity Position. Lender shall have received evidence (including invoices, cancelled checks, Borrower’s certificate, a signed title company escrow closing statement, an appraisal approved by Lender, etc.) acceptable to Lender in its discretion, establishing that Borrower’s constituent members have made cash equity contributions to Borrower (collectively, the initial “Equity Contribution”) in an aggregate amount of not less than $12,500,000.00 and that the entire amount of the Equity Contribution has been (or simultaneously with the first disbursement of Mezzanine Loan proceeds will be) used, paid and expended by Borrower solely for acquisition costs of the Properties approved by Lender and by each of the Senior Lenders. No funds loaned to or borrowed by Borrower shall be included in the Equity Contribution.
          K. Opinion of Counsel. Borrower shall have delivered to Lender an opinion of counsel for Borrower, each of Borrower’s constituent members, each Guarantor, each Property Owner, each Senior Loan Borrower and each pledgor under each Pledge and Security Agreement issued by legal counsel for such Persons approved by Lender and licensed in the State in which the Properties are located, satisfactory to Lender and containing such opinions (including, without limitation, enforceability of the Mezzanine Loan Documents, non-consolidation, choice of law, usury and ownership of Borrower and its manager) as Lender requires.
          L. Mezzanine Loan to Value. Lender shall have determined in its sole, absolute and unreviewable discretion that the loan-to-value ratio of the Properties (each of the Senior Loans plus this Mezzanine Loan), does not exceed ninety percent (90%) of the purchase price of the Properties.
          M. Ownership. Lender shall have received and approved the Certificates and evidence establishing to Lender’s satisfaction that 100% of the Borrower Membership Interests have been pledged to Lender.
          N. Insurance. Borrower shall have delivered to Lender copies of any certifications provided to any of the Senior Lenders, from an insurance broker or consultant approved by the respective Senior Lender, that each of the Property Owners presently maintains insurance coverage in full force and effect that complies with and satisfies the insurance requirements set forth in Section 6.7 hereof.
     3.2 Termination of Agreement.
          Lender’s obligation to disburse any portion of the Mezzanine Loan and perform any of its other obligations under the Mezzanine Loan Documents shall terminate unless all of the conditions precedent set forth in this Article 3 have been satisfied on or before 5:00 p.m. Washington, D.C. time on the Termination Date.
     3.3 Borrower and Property-Related Documents.
          As of the Closing Date, Borrower shall have delivered or caused to be delivered to Lender, and Lender shall have approved, all documents in Borrower’s or any Affiliate of Borrower’s possession or control, and all other documents reasonably requested by Lender, relating to Borrower, any Affiliate of Borrower, each of the Managers, BTR Miller SPE, each of the Property Owners, each of the Senior Loan Borrowers, the Mezzanine Loan and the Properties, including (without limitation) the following, all of which must be satisfactory to Lender in all respects:

(i)	All Formation Documents of, for or relating to Borrower, each constituent member in Borrower, each of the Property Owners, each of the Senior Loan Borrowers, each of the Property Owners, each of the Managers, each Guarantor, BTR Miller SPE, each pledgor under each Pledge and Security Agreement, each other grantor to Lender of any security interest in any property, and any consents, approvals or authorizations of or concerning the Mezzanine Loan or the Mezzanine Loan Documents that Lender may require, and such good standing certificates for Borrower, Borrower’s constituent members, BTR Miller SPE, each of the Property Owners, each Senior Loan Borrower, each of the Managers, each pledgor under each Pledge and Security Agreement, and each Guarantor as Lender may require;

(ii)	The Title Policy (or a written irrevocable commitment therefor from the Title Company satisfactory to Lender in all respects) for each Property;

(iii)	The UCC Policy (or a written irrevocable commitment therefor from the UCC Company satisfactory to Lender in all respects) for each Pledge and Security Agreement;

(iv)	An ALTA survey of each of the Properties, certified to each of the Property Owners, each of the Senior Lenders, Title Company, Lender and each of their successors and/or assigns, as of a date not more than thirty (30) days prior to the date hereof, which surveys are satisfactory in all respects to Lender;

(v)	UCC search reports relating to Borrower, each constituent member of Borrower, each Guarantor, each pledgor under each Pledge and Security Agreement, each of the Property Owners, each of the Senior Loan Borrowers, each of the Managers, and each other grantor to Lender of any security interest in any Collateral, from their respective state of organization (or principal residence with respect to any individual) is located and (as to Borrower) the state where the Properties are located;

(vi)	A copy of that certain Option Agreement (the “Purchase Agreement”), dated as of December 15th, 2005, by and between Ira J. Miller and Milton H. Miller, Jr. as agent for the respective members of the Companies (as defined therein) and BTR Miller, LLC as Buyer thereunder, and any amendments, modifications, supplements or additions thereto, certified to Lender by Borrower as being true, correct and complete;

(vii)	A copy of all management, leasing, operating, development or other agreements and service contracts relating to any of the Properties or any part thereof, certified to Lender by Borrower as being true, correct and complete, and with respect to management and leasing agreements only, the other respective parties thereto, together with such other parties’

written acknowledgments and consent to the assignment in favor of Lender;
(viii)	Intentionally omitted;

(ix)	A currently-dated written Phase I environmental report for each of the Properties, prepared by a firm of environmental engineers satisfactory to Lender, showing no matter unacceptable to Lender, together with a written reliance letter from the engineering firm addressed to Lender;

(x)	A currently-dated written physical and mechanical inspection report (collectively, the “Property Condition Report”) relating to each of the Properties, prepared by a firm of consulting engineers satisfactory to Lender, addressing quality, physical condition, and compliance of the existing improvements with all Laws, together with written reliance letters to and for the benefit of Lender from the engineering firm to Lender;

(xi)	Such operating and financial statements for Borrower, each constituent member of Borrower, each of the Managers, each of the Property Owners, each of the Senior Loan Borrowers, each of the Properties and the respective Guarantors, as Lender may require, including, without limitation, a certified rent roll and form lease for the Properties;

(xii)	Appraisal report prepared and signed by an MAI appraiser satisfactory to Lender, setting out the current fair market value of each of the Properties and any new improvements;

(xiii)	Evidence confirming that each of the Properties, and any New Improvements to be constructed on each of the Properties, and the use thereof are and will, upon completion of construction, be, in full compliance with all applicable zoning (and not a legal, non- conforming use), building, subdivision, environmental protection, toxic waste, asbestos and other applicable federal, state or local Laws and all Permits or evidence (e.g. certification from a Property architect) of the availability of all Permits contingent only upon the payment of the regular fees therefor and the required bonds therefor. Such evidence shall be based on the ownership of each of the Properties themselves without reference to easements or other interests in real property;

(xiv)	Intentionally Omitted;

(xv)	If required by any of the Senior Lenders, a currently dated inspecting architect’s report for the Properties, and the plans and specifications for any New Improvements, prepared by a firm of architects satisfactory to Lender, and showing no matter unacceptable to Lender; and

(xvi)	Such other or additional documents, reports, studies or information as Lender may reasonably require.

     3.4 Environmental Reports.
          Borrower has provided to Lender copies of the environmental reports, studies and data listed on Exhibit F attached hereto (the “Environmental Reports”). Borrower represents and warrants to Lender that the copies of the Environmental Reports delivered to Lender are true, correct and complete copies of the originals, and that the Environmental Reports constitute all environmental reports, studies and data in the possession or control of Borrower or any of its Affiliates, agents or representatives pertaining to the environmental condition of each of the Properties or the land or any portion thereof, the presence of Hazardous Substances at, on or under any of the Properties or the land or any portion thereof, or the compliance of each of the Properties or the land or any portion thereof with any Environmental Laws.
ARTICLE 4
RESERVES
     4.1 Tax and Insurance Reserve.
          A. As used herein, “Impositions” means all real estate and personal property taxes and other taxes and assessments, insurance premiums, ground rents, and all other governmental charges relating to all or any portion of any of the Properties, including, without limitation, any interest, costs or penalties with respect thereto, and charges for any easement or agreement maintained for the benefit of any of the Properties, all of any kind and nature whatsoever that at any time may be assessed, imposed or become a Lien upon any of the Properties or any portion thereof, whether general or special, ordinary, extraordinary or supplemental, foreseen or unforeseen; any and all other charges, expenses payments or assessments of any nature, if any, which are or may become a lien upon any of the Properties or any portion thereof (excluding the Senior Loan Documents); and any license fee, tax or assessment (other than Lender’s income or franchise taxes) imposed on Lender and measured by or based in whole or in part upon the amount of the outstanding Obligations.
          B. Subject to Section 6.14, Borrower shall cause each of the Property Owners to pay all Impositions on or before the date required to obtain the benefit of any and all discounts for early payment which are or may become available from time to time and if no such discounts are available, at least 30 days prior to delinquency or, if earlier, the date on which any interest, premium or penalty would begin to accrue thereon or such other earlier date as is required pursuant to the Senior Loan Documents. Borrower shall provide Lender with evidence of the payment of all real estate taxes and insurance premiums prior to the due date thereof. Upon request, Borrower shall provide Lender with evidence of the payment of all other Impositions prior to the due date thereof.
          C. Subject to, but not in duplication of any of the Senior Lenders’ requirements under the Senior Loan Documents, Lender may, at any time or from time to time, require Borrower to pay to Lender, together with each monthly payment due under the Note, a cash reserve in the amount estimated by Lender to be equal to the total of the amount next due for all Impositions required by this Agreement or the Senior Loan Documents for the Properties (the “numerator”), divided by, in each instance, the number of payments required under the

Note before such Impositions and insurance premiums will become due, less two (the “denominator”) (funds deposited for this purpose are referred to herein as “Impounds”). Borrower agrees to cause all bills, statements or other documents relating to Impositions to be sent directly to Lender. Upon receipt of such bills, statements or other documents, and providing that Borrower has deposited sufficient Impounds with Lender pursuant to this Section 4.1(C), Lender shall timely pay such amount as may be due thereunder out of the Impounds so deposited with Lender. If at any time and for any reason the Impounds for the Properties deposited with Lender are insufficient to pay such amounts, Lender may notify Borrower and Borrower shall, within ten (10) days after such notice, deposit an amount equal to such deficiency with Lender. If at any time there is an excess amount held by Lender, Lender, at its option, may elect to apply such excess against the subsequent payments to be made by Borrower under this Section 4.1(C) or to any other payment required to be made by Borrower under the Mezzanine Loan Documents or to refund such amounts to Borrower. Borrower’s obligations under this Section 4.1(C) shall be in addition to all other payments required to be made by Borrower under the Mezzanine Loan Documents. The Impounds shall not bear interest. Lender may commingle the Impounds with its own funds. Borrower hereby grants Lender a security interest in the Impounds to secure the payment and performance of the Obligations.
          D. Upon the occurrence of an Event of Default under any of the Mezzanine Loan Documents, Lender may apply the balance of the Impounds to any amounts owing to Lender under the Mezzanine Loan Documents in such order as Lender may determine, notwithstanding that such amounts may not yet be due according to the terms thereof. Should Borrower fail to deposit with Lender (exclusive of any amounts which have been applied by Lender to any of the Obligations) sums sufficient to fully pay such Impositions at least ten (10) days before delinquency thereof, Lender may, in Lender’s sole and unreviewable discretion and without any obligation to do so, advance any amounts required to make up the deficiency, which advances, if any, shall (i) bear interest at the Default Interest Rate (as defined in the Note), (ii) be secured hereby, and (iii) be payable on demand by Lender. Lender shall not be a trustee, special depository or any other fiduciary acting for the benefit of Borrower with respect to the Impounds and Lender shall have no obligations with respect to the Impounds, any Impositions or any insurance coverage except as expressly provided in this Section 4.1(D).
     4.2 Capital Improvements Reserve.
          A. Lender, in its discretion, may at any time or from time to time, require Borrower to pay to Lender, together with each monthly payment due under the Note, an amount (a “CIR Payment”) to be held as a reserve for capital improvements at the Properties. The CIR Payments shall be held by Lender in an interest-bearing escrow (the “CIR Escrow”). The escrow balance may be drawn on by Borrower not more often than monthly for capital improvement expenditures in connection with the Properties which have been approved by Lender or are required to be made by applicable Laws or are required to be made by any of the Senior Lenders or are required to be made under Leases previously approved by Lender, but in all cases pursuant to the provisions of subparagraph 4.2(B). The CIR Payments shall be set, from time to time, at a level reasonably determined by Lender based on Borrower’s capital improvement plans, the condition of the Properties, Lender’s inspection of the Properties and then-current architectural and engineering reports. Borrower shall, upon Lender’s request, promptly provide to Lender then-current architectural and engineering reports prepared by firms reasonably acceptable to Lender. To the extent that and for as long as Borrower maintains a fully-funded capital expenditure escrow with each of the Senior Lenders pursuant to the provisions of the Senior Loan Documents, a duplicative CIR Escrow with Lender will not be required.
          B. So long as no Default or Event of Default has occurred and is continuing, Borrower, subject to the following provisions of this subparagraph (B) and upon ten (10) days’ prior written notice to Lender (which notice shall include a brief statement of the purpose for which the advance is to be used), shall be entitled to request a draw on the balance then held by Lender in the CIR Escrow solely for the payment of approved (by Lender and, if required by the Senior Loan Documents, also by each of the Senior Lenders) or required capital improvement expenditures for one or more of the Properties. Borrower may not make any drawing on the CIR Escrow without the prior consent of Lender. Lender reserves the right to require such information as Lender may reasonably require, and to withhold consent in the event that Lender deems it necessary or appropriate to do so. Without limiting the foregoing, Lender may require, in connection with a request by Borrower for a drawing on the CIR Escrow, that Borrower furnish written evidence satisfactory to Lender that the amount requested by Borrower is for work performed, services or materials furnished, and bills paid or payable with respect to the approved capital improvement expenditures (including, but not limited to, contracts and invoices for work performed or materials supplied, contractor’s and owner’s sworn affidavits, and mechanic’s and materialmen’s lien releases and waivers from such parties performing such work or supplying such materials and mechanic’s lien endorsements to the Title Policy). Upon a Default or an Event of Default, Lender may make any disbursement from the CIR Escrow directly to the Person performing any work or supplying any materials and Lender shall have no liability of any kind to Borrower or any other Person in respect thereof. In the event Lender makes a direct disbursement, Lender shall be entitled to charge Borrower a processing fee for administering and reviewing Borrower’s draw requests or other documentation related to such disbursement. In addition, Lender shall be reimbursed by Borrower for any costs incurred by Lender in inspecting the affected Property or Properties in connection with processing, administering and funding draw requests. Any such processing fees and inspection costs shall be deducted by Lender from the CIR Escrow balance or, at Lender’s option, shall be paid to Lender by Borrower within ten (10) days of Lender’s written demand.
          C. The CIR Escrow and all funds therein are hereby pledged to Lender, and Borrower grants to Lender a security interest therein, as additional security for the payment and performance of the Obligations.
     4.3 Interest Reserve.
          A. On the Closing Date Borrower shall deposit with Lender, from the Mezzanine Loan Amount disbursed by Lender to Borrower, an amount equal to $1,000,000.00 to be held by Lender as an interest reserve escrow (the “Interest Reserve Escrow”). All interest earned on the Interest Reserve Escrow balance shall be added to, retained in and become part of the Interest Reserve Escrow and shall be reported by Borrower as taxable income to Borrower. The Interest Reserve Escrow shall bear interest at a rate equal to that paid by federally insured institutions on demand deposit accounts with similar balances. Borrower hereby grants Lender a security interest in the Interest Reserve Escrow to secure the payment and performance of the Obligations.
          B. Until such time as there are no funds remaining in the Interest Reserve Escrow, Lender shall apply the funds in the Interest Reserve Escrow to payments of interest, including any owing Lender pursuant to the Note and any other Mezzanine Loan Document by way of disbursement of the Interest Reserve, and Borrower hereby irrevocably authorizes Lender to make any such disbursement (and at Lender’s request, Borrower shall execute such documents as are reasonably requested by Lender in connection with such disbursement). Neither the creation of the Interest Reserve Escrow nor any other provisions of the Mezzanine Loan Documents shall waive, limit or affect, in any manner, Borrower’s obligations to make monthly installments of interest or principal or both as provided in the Note and in the Senior Loan Documents. Upon the occurrence of an Event of Default under any of the Mezzanine Loan Documents, Lender may apply the balance of the Interest Reserve Escrow to any amounts owing to Lender under the Mezzanine Loan Documents in such order as Lender may determine, notwithstanding that such amounts may not yet be due according to the terms thereof.
     4.4 Intentionally Omitted.
ARTICLE 5
BORROWER’S REPRESENTATIONS AND WARRANTIES
     As an inducement to Lender to execute this Agreement and make the Mezzanine Loan, Borrower represents and warrants to Lender the truth and accuracy of the matters set forth in this Article 5.
     5.1 Organization, Power, Good Standing, and Business.
          A. Borrower is the owner of all of the Borrower Membership Interests, constituting 100% of the Ownership Interests in each of the Managers and 99% of the Ownership Interests in each of the Property Owners. Together with the each of the Managers’ Ownership Interests in each of the Property Owners, Borrower’s Ownership Interests in each Property Owner constitute 100% of the Ownership Interests in each of the Property Owners. Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has registered to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. Borrower has the full power and authority to own the Borrower Membership Interests, own and operate the Properties, to carry on its business as now conducted, to enter into each Mezzanine Loan Document to which it is a party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. Borrower does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of its Formation Documents and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.

          B. TZG Baltimore is the 40% member in Borrower and is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland and has registered to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. Such member has the full power and authority to own and operate its properties, to own its Ownership Interests, to carry on its business as now conducted, to act as one of the two members in Borrower, to enter into each Mezzanine Loan Document to which it is party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. TZG Baltimore does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of the Formation Documents for such member and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          C. BTR Miller SPE is the 60% member in Borrower and the managing member of Borrower and is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has registered to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. Such member has the full power and authority to own and operate its properties and own its Ownership Interests, to carry on its business as now conducted, to act as one of the two members in Borrower, to enter into each Mezzanine Loan Document to which it is party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. BTR Miller SPE does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of the Formation Documents for such member and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          D. BTR Capital is the 100% member in BTR Miller SPE and is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has registered to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. Such member has the full power and authority to own and operate its properties and its Ownership Interests, to carry on its business as now conducted, to act as the member in BTR Miller SPE, to enter into each Mezzanine Loan Document to which it is party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. BTR Capital does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of the Formation Documents for such member and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          E. BTR Manager A is the 1% member and managing member of each of the Countrywide Property Owners and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered or qualified to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. BTR Manager A has the full power and authority to own its Ownership Interests and to act as the managing member for each of the

Countrywide Property Owners, own and operate the Properties in which it has any Ownership Interests, to carry on its business as now conducted, to enter into each Mezzanine Loan Document to which it is a party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. BTR Manager A does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of its Formation Documents and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          F. BTR Manager B is the 1% member and managing member of each of the Susquehanna Property Owners and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered or qualified to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. BTR Manager B has the full power and authority to own its Ownership Interests and to act as the managing member for each of the Susquehanna Property Owners, own and operate the Properties In which it has any Ownership Interests, to carry on its business as now conducted, to enter into each Mezzanine Loan Document to which it is a party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. BTR Manager B does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of its Formation Documents and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          G. BTR Manager C is the 1% member and managing member of the Miller Property Owner and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered or qualified to do business in, and is in good standing under the laws of every jurisdiction in which the nature of its business or its properties makes such qualification necessary. BTR Manager C has the full power and authority to own its Ownership Interests and to act as the managing member for the Miller Property Owner, own and operate the Properties in which it has any Ownership Interests, to carry on its business as now conducted, to enter into each Mezzanine Loan Document to which it is a party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. BTR Manager C does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of its Formation Documents and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          H. Each of the Senior Loan Borrowers is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is registered or qualified to do business in, and is in good standing under the laws of, the state in which the Properties are located and every other jurisdiction in which the nature of its business or its properties makes such qualification necessary. Each of the Senior Loan Borrowers has the full power and authority to own and operate the Property owned by the respective Property Owner that is its sole member, carry on its business as now conducted, to enter into each Mezzanine Loan Document to which it is a party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. Borrower does not do business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of each of their Formation Documents and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          I. Each of the Property Owners is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland and is registered or qualified to do business in, and is in good standing under, the laws of every other jurisdiction in which the nature of its business or its properties makes such qualification necessary. Each of the Property Owners has the full power and authority to own and operate its respective Property, to carry on its business as now conducted, to enter into each Mezzanine Loan Document to which it is a party or signatory, and to perform and carry out its obligations and the transactions contemplated hereby and thereby. None of the Property Owners does business under any trade name, assumed name or fictitious business name. Borrower has delivered to Lender true, correct and complete copies of each of their Formation Documents and such Formation Documents have not been amended or modified except pursuant to written amendments delivered to Lender prior to the date hereof.
          J. The organizational chart set forth as Exhibit B hereto accurately sets forth all of the Ownership Interests in Borrower and any constituent member of Borrower, all of the Borrower Membership Interests and all of the Membership Interests in each of the Senior Loan Borrowers, and all of their Affiliates shown thereon.
     5.2 Authorization of Borrowing, etc.
          A. Authorization of Borrowing. The execution, delivery and performance of the Mezzanine Loan Documents (including, without limitation, each Guaranty, Environmental Indemnity, the Note and the various Pledge and Security Agreements) have been duly authorized by all necessary action of Borrower, of all pledgors of any Ownership Interests, and of all Guarantors, as applicable.
          B. No Conflict. The execution, delivery and performance by Borrower, Environmental Indemnitor, each Guarantor, and each pledgor under each Pledge and Security Agreement, respectively (or the Principals who are the respective signatories thereto, as the case may be), of each Mezzanine Loan Document to which they are a party do not and will not: (i) violate any Laws applicable to any such Person, the Formation Documents of any such Person, or any order, judgment or decree of any court or other Governmental Agency binding on any such Person; (ii) conflict with, result in a breach of or constitute (with the giving of notice or the passage of time or both) a default under any of the Senior Loan Documents or any other Contractual Obligation of any such Person; (iii) result in or require the creation or imposition of any Lien of any nature on its respective properties or assets other than the Liens in favor of Lender under the Mezzanine Loan Documents; or (iv) require any approval or consent (except such consents or approvals as have been obtained and delivered in writing to Lender) of any Person under any of the Senior Loan Documents or any other Contractual Obligation of any such Person.

          C. Governmental Consents. The execution, delivery and performance by Borrower, Environmental Indemnitor, each Guarantor, and each pledgor under each Pledge and Security Agreement, respectively (or the Principals who are the respective signatories thereto, as the case may be), of each Mezzanine Loan Document to which it is a party does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Agency or other Person.
          D. Binding Obligations. Each of the Mezzanine Loan Documents is the legally valid and binding obligation of each Person (e.g., Borrower, Environmental Indemnitor, each pledgor under each Pledge and Security Agreement and each Guarantor or the Principals who are the respective signatories thereto, as the case may be) who is identified therein as a party thereto, and is enforceable against each such Person in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws limiting creditors’ rights generally.
     5.3 Actions.
          Except as disclosed on Exhibit C hereto, there is no action, suit, proceeding or arbitration, before or by any Governmental Agency or other Person pending or, to Borrower’s knowledge, after diligent inquiry, threatened against or affecting any of the Properties, Borrower, any pledgor under a Pledge and Security Agreement, any Guarantor, any of the Property Owners, any of the Senior Loan Borrowers, each of the Managers, BTR Miller SPE, any of the Principals or any properties or rights of Borrower, any pledgor under a Pledge and Security Agreement, any Guarantor, any of the Property Owners, any of the Senior Loan Borrowers, each of the Managers, or any of the Principals, which might limit, impede, impair or adversely affect any of Lender’s rights or remedies under, or the enforcement by Lender of, any of the Mezzanine Loan Documents or the execution upon a judgment against Borrower, any pledgor under a Pledge and Security Agreement, any Guarantor, BTR Miller SPE, any of the Property Owners, any of the Senior Loan Borrowers, each of the Managers, or any of the Principals or any business, assets, operations or financial condition of any such Person or its ability to perform its obligations under the Mezzanine Loan Documents. As of the date hereof, there are no outstanding judgments or claims of any kind against Borrower, any pledgor under a Pledge and Security Agreement, any Guarantor, BTR Miller SPE, any of the Property Owners, any of the Senior Loan Borrowers, each of the Managers, or any of the Principals or any of their properties in excess of Twenty-Five Thousand Dollars ($25,000) as to any individual judgment or Fifty Thousand Dollars ($50,000) in the aggregate. All pending litigation to which any of Borrower, any pledgor under a Pledge and Security Agreement, any Guarantor, any of the Property Owners, any of the Senior Loan Borrowers, each of the Managers, BTR Miller SPE or any Principal is a party is listed in Exhibit C hereto.
     5.4 Financial Position.
          A. Financial Information. All financial statements and financial data delivered to Lender in connection with the Mezzanine Loan or relating to Borrower, Environmental Indemnitor, each Guarantor, each of the Property Owners, each of the Senior Loan Borrowers, BTR Miller SPE, each of the Managers, each pledgor, the Principals, or the Properties are true, correct and complete in all material respects and accurately present fully and fairly the financial position of each such Person, respectively (or, if applicable, the Properties) as of the respective dates thereof and are not misleading. No material adverse change has occurred in the financial position disclosed by any financial statements or financial data delivered to Lender on or before the date hereof.
          B. Bankruptcy and Insolvency. Neither Borrower, nor any Guarantor, nor any of the Property Owners, nor BTR Miller SPE, nor any of the Senior Loan Borrowers, nor any of the Managers, nor any pledgor, nor any other Principal has ever filed or been the subject of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding or any proceeding for the appointment of a receiver or trustee for all or any substantial part of their respective properties, admitted in writing its inability to pay its debts when due, made an assignment for the benefit of creditors, or taken other similar action. Borrower, each pledgor under a Pledge and Security Agreement, each of the Property Owners, BTR Miller SPE, each of the Managers, and each Guarantor is solvent and owns assets having a total value greater than its total debt and other liabilities, and none of the foregoing shall be rendered insolvent by executing and delivering the Mezzanine Loan Documents.
          C. Other Borrowing. Except for the Mezzanine Loan and its obligations under each of the Senior Loans, Borrower, BTR Miller SPE, each of the Property Owners, each of the Senior Loan Borrowers, and each of the Managers, as of the Closing Date, shall not be indebted to any Person in respect of any indebtedness. No material payment due or owing by Borrower, any pledgor under a Pledge and Security Agreement, BTR Miller SPE, each of the Property Owners, each of the Senior Loan Borrowers, each of the Managers or any Guarantor to any Person is past-due or otherwise delinquent.
          D. Liens. Borrower, each Pledgor, BTR Miller SPE, each of the Property Owners, each of the Senior Loan Borrowers, each of the Managers and the Guarantors have each paid in full all bills and invoices due and payable on or before the date hereof which have been submitted by contractors, materialmen, laborers, architects or other such Persons hired by such Person to perform services or work with respect to any of the Properties and all statutory lien periods have expired with respect to any such services or work. Except for the Liens created by or to secure the Senior Loan Documents, no Lien on or mortgage, assignment, sale, pledge, encumbrance or other hypothecation of any of the Properties (or any part thereof or interest or estate therein), the Leases, the Property Documents or of any membership, partnership, equity or other ownership interest in Borrower, any of the Senior Loan Borrowers or in any constituent member of Borrower, or the Borrower Membership Interests, has been or will be made (except for pledges and encumbrances which have been released in full prior to the date hereof or will be released in full concurrently with the initial disbursement of proceeds of the Mezzanine Loan) or is in existence or will exist at any time. As of the Closing Date, Borrower will be the Owner of all of the Borrower Membership Interests and the Property Owners will be the sole owner of the Properties, free from any Liens, except for Liens securing any of the Senior Loans. Except for the Mezzanine Loan Documents and the Mezzanine Loan, neither Borrower, nor its manager, nor any Guarantor, nor BTR Miller SPE, nor any of the Property Owners, nor any of the Senior Loan Borrowers, nor any of the Managers nor any pledgor has, nor shall such parties incur or suffer to exist, any Lien, debt or encumbrance, whether secured or unsecured, on any

Borrower Membership Interest or on any Ownership Interest in Borrower or in any Affiliate of Borrower, without the prior written consent of the Lender. No permitted Lien, debt or encumbrance (including, without limitation, each of the Senior Loans) shall be amended, modified, restated or otherwise changed, nor will Borrower waive any of its rights under the Senior Loan Documents, without, in each case, the prior written consent of the Lender. Except for Liens created by or to secure the Mezzanine Loan Documents or the Senior Loan Documents, no Lien or mortgage, assignment, sale, pledge, encumbrance or other hypothecation of the Properties (or any part thereof or interest therein), the Leases, the Borrower Membership Interests, the Property Documents or of any membership, partnership, equity or other ownership interest in Borrower or in any Affiliate of Borrower, has been or will be made. No permitted Lien, debt or encumbrance shall be amended, modified, restated or otherwise changed, and neither will Borrower nor any member partner, shareholder or other owner of any interest in Borrower, any of the Managers, any of the Property Owners, any of the Senior Loan Borrowers, or any of the Properties waive any of its rights under the Senior Loan Documents, without, in each case, the prior written consent of Lender.
     5.5 Compliance with Laws.
          Borrower, each of the Properties and the use thereof are and at all times will be in compliance with all Laws. Each of the Properties consists of one single, separate and distinct legal lot for zoning, tax assessment and legal title purposes. All Permits, easements and rights of way necessary for the occupancy, operation, ownership and use of any of the Properties or any portion thereof in its present form and condition, and all Permits necessary or appropriate for the completion of any proposed New Improvements, are or will be available contingent only upon the payment of the regular fees therefor and any required bonds therefor. Each of the Properties is, and at all times will be, in compliance with all covenants, conditions and restrictions recorded against such Property.
     5.6 Defects.
          Except as disclosed in the Property Condition Report delivered to Lender prior to the Closing Date, there are and will be no defects, facts or conditions affecting any of the Properties or any portion thereof which would make such Property or any portion thereof unsuitable for the safe and lawful occupancy, operation, use or sale as office and industrial properties. There are no surface or subsurface soils conditions adversely affecting any of the Properties (including, without limitation, unstable soil or landfills). No part of any of the Properties is infested by termites or other insects or vermin.
     5.7 Utilities.
          All utilities necessary for the full enjoyment of each of the Properties or any portion thereof, including, without limitation, trash collection, police and fire protection, sanitary sewer and storm sewer, water, telephone, cable television, internet access, gas and electricity are and will continue to be available to such Property and are not subject to any conditions which would limit the use of such utilities, other than the payment of normal and customary charges to the respective utility suppliers.

     5.8 No Condemnation.
          No condemnation or eminent domain proceeding is pending or threatened against or in respect of any of the Properties or any portion thereof.
     5.9 Hazardous Substances.
          Except for materials customarily used or stored in connection with the operation and management of properties similar to the Properties, which materials exist only in reasonable quantities and are stored, contained, transported, used, released, and disposed of reasonably and without violation of any Environmental Laws, there are no Hazardous Substances on, in, under or at any of the Properties or any portion thereof, and no Hazardous Substance has been discharged or released from any of the Properties or any portion thereof. Each of the Properties and each portion thereof is in full compliance with all Environmental Laws. To Borrower’s knowledge, after due inquiry, there are no above or below ground storage tanks located at any of the Properties or any portion thereof. Borrower has not received any written notice from any Governmental Agency or other third party alleging that any of the Properties or any portion thereof violates, or fails to comply with, or requires or suggests investigation or remediation under, any Environmental Laws.
     5.10 No Defaults.
          No Default or Event of Default exists under this Agreement or any of the other Mezzanine Loan Documents (as “Default” and “Event of Default” are defined herein). No default by Borrower, any Guarantor, or any pledgor under any Pledge and Security Agreement, exists under any Contractual Obligation which would have a material adverse effect on Borrower’s, any Guarantor’s or any pledgor’s ability to repay the Mezzanine Loan or to perform its obligations under any of the Mezzanine Loan Documents. No default or Event of Default under or breach of any of the Senior Loan Documents exists or has been declared or claimed by any of the Senior Lenders to exist and to Borrower’s knowledge no event or circumstance has occurred or is likely to occur which with the giving of notice or the passage of time, or both, would constitute a default under any of the Senior Loan Documents.
     5.11 Disclosure.
          No representation or warranty of Borrower or any of the other Principals contained in this Agreement, any other Mezzanine Loan Document, or any Application Information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
     5.12 Single Purpose Entity.
          Notwithstanding anything to the contrary contained in this Agreement or in any of the Mezzanine Loan Documents, each of Borrower, BTR Miller SPE, each of the Managers, each of the Property Owners and each of the Senior Loan Borrowers shall at all times be a Single Purpose Entity. “Single Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter:

          (a) was and will be organized solely for the purpose of (v) acting as a borrower of any of the Senior Loans or (w) acting as a borrower of the Mezzanine Loan, or (x) owning its Property or (y) acting as the managing member of the limited liability company which owns any of the Properties or (z) acting as the managing member of Borrower,
          (b) has not and will not engage in any business unrelated to (v) its operations as a borrower under any of the Senior Loans or (w) its operations as a borrower under the Mezzanine Loan or (x) the ownership, management, leasing, financing and operation of its Property or (y) acting as a member of a limited liability company which owns any of the Properties or (z) acting as the managing member of Borrower, and in any case, will conduct its business as presently conducted and operated,
          (c) has not and will not own any asset or property other than (v) the proceeds of each of the Senior Loans and incidental personal property necessary for its operations as a borrower of any of the Senior Loans or (w) the proceeds of the Mezzanine Loan and incidental personal property necessary for its operations as a borrower of the Mezzanine Loan (x) its Property and incidental personal property necessary for the ownership, management, leasing, financing and operation of its Property or (y) its member interest in the limited liability company which owns any of the Properties or (z) its managing member interest in Borrower,
          (d) to the fullest extent permitted by law, has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, and, except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable),
          (e) if such entity is a limited partnership, has and will have as its only General Partners, General Partners which are and will be Single-Purpose Entities which are corporations or Single Member LLCs,
          (f) the board of directors of such entity (or if such entity is a Single Member LLC, the entity, each member, each director, each manager, the board of managers, if any, and all other Persons on behalf of such entity), has not taken and will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members and all directors and managers, as applicable, unless all of the directors or managers, as applicable, shall have participated in such vote,
          (g) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity,
          (h) if such entity is a limited liability company (other than a Single Member LLC), has and will have at least one managing member that is and will be a Single-Purpose Entity which is and will be either (x) a corporation or (y) a limited liability company with at least one managing member that is a corporation which is a Single Purpose Entity,
          (i) without the unanimous consent of all of the partners, directors or managers or members, as applicable, has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (w) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (x) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties; (y) make any assignment for the benefit of such entity’s creditors; or (z) take any action that might cause such entity to become insolvent,
          (j) has maintained and will maintain its books, records, financial statements, accounting records, bank accounts and other entity documents in its own name and separate from any other Person,
          (k) has maintained and will maintain its books, records, resolutions and agreements as official records,
          (l) has not commingled and will not commingle its funds or other assets with those of any other Person,
          (m) has held and will hold its assets in its own name, and has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person,
          (n) has conducted and will conduct its business in its name,
          (o) has filed and will file its own tax returns (to the extent required to file any tax returns) and has not and will not file a consolidated federal income tax return with any other Person; provided, however, that it may be included in group tax returns filed by its Affiliates if inclusion in such tax returns is necessary or appropriate to comply with the requirements of any applicable law, rule or regulation, or included in the tax return of its Affiliates by reason of it being treated as a disregarded entity for tax purposes,
          (p) is and intends to remain solvent, and has paid and will pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of itself, its managing member or General Partner, or the death, insolvency or bankruptcy filing of any Guarantor;
          (q) has done or caused to be done, and will do or cause to be done, all things necessary to observe all partnership, corporate or limited liability company formalities (as applicable) and preserve its existence and good standing, and, has not, and without the prior written consent of Lender, will not, amend, modify or otherwise change any of the single purpose, separateness or bankruptcy remote provisions or requirements of the partnership certificate, partnership agreement, articles of incorporation and bylaws, articles of organization or operating agreement, trust or other organizational documents (except as required by law),
          (r) has maintained and will maintain an arms-length relationship with its Affiliates,

          (s) if (A) such entity owns any of the Properties, has and will have no indebtedness other than the indebtedness under each of the Senior Loans and unsecured trade payables in the ordinary course of business relating to the ownership and operation of its respective Property which (1) do not exceed, at any time, a maximum amount of $150,000 and (2) are paid within 30 days of the date incurred, or (B) if such entity acts as the General Partner of a limited partnership which owns any of the Properties, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as General Partner of the limited partnership which owns any of the Properties which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred, (C) if such entity acts as a managing member of a limited liability company which owns any of the Properties, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns any of the Properties which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred, (D) if such entity acts as a borrower for of any of the Senior Loans, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a borrower of the senior loans which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred.(the foregoing, as applicable to the referenced Person, “Permitted Trade Payables”), or (D) if such entity is the Borrower or BTR Miller SPE, has and will have no indebtedness other than the Obligations,
          (t) except as permitted under the Senior Loan Documents entered into by Countrywide, the Countrywide Loan Borrowers and the Countrywide Property Owners, has not and will not assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person,
          (u) has not acquired and will not acquire obligations or securities of any other Person other than (A) if such entity owns any of the Properties, limited liability company interests of a Single Purpose Entity acting as a borrower of the Loan or (B) if such entity acts as a managing member of an entity which owns any of the Properties, limited liability company interests of an entity which owns the Property or (C) if such entity is the Borrower, limited liability company interests in each of the Property Owners and stock in each of the Managers or (D) if such entity is the managing member of Borrower, limited liability company interests in Borrower,
          (v) has allocated and will allocate fairly and reasonably shared expenses, including, without limitation, shared office space, and has maintained and utilized and will maintain and utilize separate stationery, invoices and checks bearing its own name,
          (w) except as permitted under the Mezzanine Loan Documents, has not and will not pledge its assets for the benefit of any other Person,
          (x) has held and identified itself and will hold itself out to the public as a legal entity separate and distinct from any other Person and under its own name,
          (y) has not made and will not make loans or advances to any Person,

          (z) has not and will not identify itself or any of its affiliates as a division or part of the other, except for services rendered under the Management Agreement so long as the manager, or equivalent thereof, under such Management Agreement holds itself out as an agent of such Single Purpose Entity, or otherwise permitted by the Mezzanine Loan Documents,
          (aa) except as permitted under the Mezzanine Loan Documents, has not entered and will not enter into any contract or agreement with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party and which are fully disclosed to Lender in writing in advance,
          (bb) has paid and will pay the salaries of its own employees from its own funds (to the extent of such funds) and has maintained and intends to maintain a sufficient number of employees in light of its contemplated business operations,
          (cc) has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations,
          (dd) if such entity is a Single Member LLC, its organizational documents shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the last remaining member of such Single Member LLC to cease to be a member of such Single Member LLC (other than (y) upon an assignment by such member of all of its limited liability company interest in such Single Member LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member LLC and the Mezzanine Loan Documents, or (z) the resignation of such member and the admission of an additional member of such Single Member LLC, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents), a “springing member” shall, without any action of any Person and simultaneously with the last remaining member of the Single Member LLC ceasing to be a member of the Single Member LLC, automatically be admitted as members of the Single Member LLC (the “Special Member”) and shall preserve and continue the existence of the Single Member LLC without dissolution thereof,
          (ee) if such entity is a Single Member LLC, its organizational documents shall provide that for so long as any portion of the Indebtedness is outstanding, no Special Member may resign or transfer its rights as Special Member unless a successor Special Member has been admitted to such Single Member LLC as a Special Member,
          (ff) has not permitted and will not permit any Affiliate independent access to its bank accounts except for Property Manager in its capacity as the agent pursuant to and in accordance with the terms of the Management Agreement or otherwise permitted by the Mezzanine Loan Documents,
          (gg) has not and will not have any obligation to provide indemnification under its partnership certificate, partnership agreement, articles of incorporation and bylaws, articles of organization or operating agreement, trust or other organizational documents, as the case may be, unless such an obligation was and is fully subordinated to the Obligations and, to the fullest extent permitted by law, will not constitute a claim against such entity in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such indemnity obligation,
          (hh) has conducted and will conduct its business and cause each Person covered by the substantive non-consolidation opinion delivered to Lender by Borrower’s counsel in connection with the closing of the Mezzanine Loan to conduct its business so that the assumptions made in such opinion shall be true and correct in all respects,
          (ii) to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Limited Liability Company Act, has considered and will consider the interests of its creditors in connection with all limited liability company actions; and
          (jj) has caused and will cause its agents and other representatives to act at all times with respect to such entity consistently and in furtherance of the foregoing and in the best interests of such entity.
     “Single Member LLC” means a limited liability company that (a) is either (I) a single member limited liability company or (ii) a multiple member limited liability company that does not have a Single-Purpose Entity that owns at least one percent (1%) of the equity interests in such limited liability company as its managing member, and (b) is organized under the laws of the State of Delaware.
          The foregoing representations, warranties and covenants are in addition to, rather than in limitation of, any single purpose requirements applicable to Borrower, BTR Miller SPE, each of the Managers, each of the Property Owners and each of the Senior Loan Borrowers contained in the Senior Loan Documents.
     5.13 Ownership Interests.
          Except for the security interests in favor of Lender under the Mezzanine Loan Documents, Borrower is the 99% member of each of the Property Owners, BTR Manager A is the 1% owner and manager of each of the Countrywide Property Owners, BTR Manager B is the 1% owner and manager of each of the Susquehanna Property Owners and BTR Manager C is the 1% owner and manager of the Miller Property Owner. Collectively, Borrower and all of the Managers own 100% of the Ownership Interests in each of the Property Owners, free from any Lien, security interest, or adverse claim of any kind whatsoever.
     5.14 No Residential Units; No Rent Control.
          There are no residential units in any of the Properties. No portion of any Property is subject to any form of rent control, stabilization or similar regulation.
     5.15 Property Management Agreement; Service Contracts.
          Borrower has delivered to Lender a certified true, complete and correct copy of each Property Management Agreement, each of which is (or will at Closing be) in full force and effect and free from default by any of the Property Owners or the other parties thereunder. Other than the Management Agreement and the service contracts listed on Exhibit D (collectively with the Property Management Agreements, the “Service Contracts”), no other contracts or agreements of any kind exist relating to the management, operation or leasing of any of the Properties or any part thereof. Lender must have approved each Property Management Agreement prior to Closing or prior to execution. Any amendments to or replacements of any Property Management Agreement shall be subject to the prior written consent and approval of Lender. No default exists under any of the Service Contracts, if any. All of the Service Contracts, if any, are terminable without penalty upon not more than thirty (30) days notice.
     5.16 Property Documents.
          As of the Closing Date, copies of all of the Property Documents certified by Borrower as being true, correct and complete have been delivered to Lender and all other Property Documents entered into after the Closing Date shall be compliant with the Mezzanine Loan Documents and the Senior Loan Documents. All Property Documents have been or will be entered into in the name of the applicable Property Owner or have been duly assigned to and assumed by said Property Owner. The Property Documents are in full force and effect and to Borrower’s knowledge, there are no defaults thereunder by any of the Property Owners or, to the best of Borrower’s knowledge, after due and diligent inquiry, any other Person except as disclosed to Lender in writing.
     5.17 Senior Loans.
          No default under or breach of any of the Senior Loan Documents exists or has been declared or claimed by any of the Senior Lenders to exist and no event or circumstance has occurred or is likely to occur which with the giving of notice or the passage of time, or both, would constitute a default under any of the Senior Loan Documents. All of Borrower’s, each of the Senior Loan Borrowers’ and each of the Property Owners’ representations and warranties set out in the Senior Loan Documents are true, complete and correct. Borrower has delivered to Lender true, complete and correct copies of all Senior Loan Documents. None of the Senior Loan Documents has been or will be amended or modified from that certified to Lender, nor have Borrower or any of the Property Owners waived or permitted any other Person to waive any of its rights thereunder unless such amendment, modification or waiver has first been approved by Lender in writing.
     5.18 Intentionally Omitted.
     5.19 Property Access.
          Each of the Properties has vehicular and pedestrian access to and through fully improved roads either (1) dedicated and accepted for maintenance and public use by the public authority having jurisdiction or (2) privately maintained and over which a title insured non-exclusive easement is granted.

     5.20 Intentionally Omitted.
     5.21 Flood Hazards/Wetlands.
          None of the Properties is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over any of the Properties.
     5.22 Foreign Ownership.
          None of Borrower, any of the Managers, BTR Miller SPE, BTR Capital, any of the Property Owners, any of the Senior Loan Borrowers, any Guarantor, any pledgor under any Pledge and Security Agreement or any Principal is or will be, and no legal or beneficial interest of a member of Borrower is held, directly or indirectly, by a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” “foreign person,” “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.
     5.23 Employees.
          Borrower does not have any employees and shall not have any employees until the date upon which the entire principal balance of the Mezzanine Loan and all interest thereon and other sums due on obligations owed pursuant to the Mezzanine Loan Documents have been paid and satisfied in full.
     5.24 Intentionally Omitted.
     5.25 Anti-Terrorism and Anti-Money Laundering Compliance.
          (a) Compliance with Anti-Terrorism Laws. As of the date hereof, Borrower is not, and, after making due inquiry, no Person who owns a direct controlling interest in or otherwise controls Borrower is, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”.

          (b) Compliance by Interest Holders. Borrower shall require each Person that proposes to become a partner, member or shareholder in Borrower after the date hereof and that is not a U.S. Publicly-Traded Entity to sign, and to deliver to Borrower (and Borrower shall deliver to Lender), (i) an Interest Holder Certification and Agreement, substantially in the form attached as Exhibit H (“Interest Holder Agreement”) and (ii) if requested by Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in Borrower.
          (c) Anti-Terrorism Policies. Borrower agrees to the extent that it is required to do so under the BSA, USA Patriot Act and related laws, to adopt and maintain adequate policies, procedures and controls to ensure that it is in compliance with all Anti-Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to in this Amendment as “Borrower Anti-Terrorism Policies”). Borrower further agrees that to the extent it is required to establish Borrower Anti-Terrorism Policies under the BSA, USA Patriot Act and related laws, to make such Borrower Anti-Terrorism Policies, and the respective policies, procedures and controls for Persons who are or are to become partners, members or shareholders in Borrower (such policies, procedures and controls are collectively referred to as “Investor Anti-Terrorism Policies”), together with the information collected thereby concerning Borrower and such partners, members or shareholders (but not information about indirect members that are not Controlling Persons), available to Lender for review and inspection by Lender from time to time during normal business hours and upon reasonable prior notice, and Borrower agrees to deliver copies of the same to Lender from time to time upon request. Lender will keep the Borrower Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Lender for enforcement of its rights and/or in connection with reasonable business use in the management, administration and disposition of its assets and investments. Borrower consents to the disclosure to U.S. regulators and law enforcement authorities by Lender or any of its Affiliates or agents of such information about Borrower and the owners of direct and indirect interests in Borrower that Lender reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.
          (d) Funds Invested in Borrower. To Borrower’s knowledge, funds invested by interest holders in Borrower are derived from legal sources.
          (e) Anti-Money Laundering Laws. The term “Anti-Money Laundering Laws” as used herein means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.
          (f) No Violation of Anti-Money Laundering Laws. To Borrower’s knowledge, neither Borrower nor any holder of a direct interest in Borrower (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

          (g) Borrower Compliance with Anti-Money Laundering Laws. Borrower has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrower is and shall be in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance, to the extent such laws, regulations and guidance apply to Borrower, for the prevention of terrorism, terrorist financing and drug trafficking.
          (h) Notification of Lender; Quarantine Steps. Borrower shall promptly notify Lender if Borrower obtains actual knowledge that any holder of a direct interest in Borrower or anyone who otherwise controls Borrower, (i) has been listed on any of the Lists, (ii) has become a Designated Person, (iii) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.
          (i) No Waiver. Nothing contained in this Paragraph shall relieve Borrower from its obligation to comply in all respects with any laws applicable to Borrower and its interest owners, including without limitation, the laws specifically described above.
     5.26 Reliance.
          By reason of its own business and financial experience (or that of Borrower’s professional advisers), Borrower has the capacity to protect its own interest in connection with the transactions contemplated by this Mezzanine Loan Agreement, the Note and the other Mezzanine Loan Documents, and Borrower hereby acknowledges that Lender is relying on the truthfulness of Borrower’s representations and warranties contained herein as an inducement to the making of the Mezzanine Loan to Borrower, it being understood that Lender would not make the Mezzanine Loan to Borrower without Lender’s being able to so rely on the truthfulness of such statements.
     5.27 Representations Continuing.
          Each of the representations and warranties set out in this Article 5 will survive disbursement of the Mezzanine Loan, is presently true and correct and Borrower will cause each to be true and correct at all times until the Mezzanine Loan, and all Obligations of Borrower and the other Principals under all of the Mezzanine Loan Documents, have been performed, paid and satisfied in full. If any of such representations or warranties hereafter becomes incorrect because relevant facts and circumstances hereafter change other than as a result of the actions or omissions of Borrower, any of the Property Owners, any of the Senior Loan Borrowers, any of the Managers, or of any Guarantor or constituent member of Borrower, Borrower will immediately notify Lender, and if curable, Borrower will be allowed 30 days within which to cure the Default or Event of Default (or such further period of time as may reasonably be necessary (as determined by Lender in Lender’s sole and absolute discretion) to cure any Default or Event of Default provided that any such Default is and at all times remains curable by Borrower within a commercially reasonable time period (but in no event shall such cure period exceed 90 days in the aggregate) and cause those representations and warranties to be correct.

     5.28 Leases.
          Borrower represents and warrants to Lender: (i) each Property Owner is the sole owner of the entire landlord’s interest in each of the Leases encumbering its respective Property; (ii) no Leases are in effect except as set forth on the rent roll delivered to Lender; (iii) Borrower has delivered to Lender true, correct and complete copies of all of the Leases; (iv) no rents have been collected more than one month in advance; (v) there exists no offset or defense to the payment of any rent; (vi) there are no defaults under any of the Leases by any party thereto, and no events which with the passing of time would give rise to any such defaults; (vii) no Lease contains any options to purchase any of the Properties or any portions thereof, rights of first refusal to purchase or expansion rights; (viii) no Person has any right to occupy space at any of the Properties, or has any possessory interest in any of the Properties, except pursuant to a Lease and (ix) the premises demised under any Lease have been completed and the tenants thereof are currently occupying said premises on a rent-paying basis.
ARTICLE 6
CERTAIN BORROWER COVENANTS
          Borrower covenants and agrees that, until the Mezzanine Loan and all other amounts owing to Lender under the Mezzanine Loan Documents have been paid in full and all Obligations have been performed and satisfied, Borrower shall perform, cause to be performed, and/or shall cause any of the Property Owners to perform, all of the covenants in this Article 6.
     6.1 No Liens.
          Except for Liens securing any of the Senior Loans, Borrower shall not permit any Lien to exist or be filed against (i) any of the Properties or any part thereof or interest or estate therein, or (ii) any member’s, partner’s or shareholder’s ownership or equity interest in Borrower or any of the Principals or any of the Property Owners or any of the Senior Loan Borrowers, or (iii) any of the Borrower Membership Interests, or (iv) any of Borrower’s other assets or its credit generally, except for Liens securing any of the Senior Loans and liens assigned to Lender. The Property Owners are and shall remain the sole owners of each of the Properties, free from any Liens, except for Liens securing any of the Senior Loans. Except as otherwise set forth herein, Borrower and each of the Managers are now and will continue to be the sole members of each of the Property Owners, and will own and hold their respective membership interests free from any Liens other than those held by Lender or by any of the Senior Lenders. Borrower shall not (and shall not permit any other Person to) assign, sell, transfer, mortgage, pledge, encumber or otherwise hypothecate or dispose of all or any portion of the Leases or the Property Documents or any of the aforesaid Ownership Interests to any Person other than Lender and (with respect to the Leases and the Property Documents only) any of the Senior Lenders. Neither Borrower nor Borrower’s manager shall incur, modify or suffer to exist any Lien, debt or encumbrance whether secured or unsecured, without the prior written consent of the Lender. No permitted Lien, debt, encumbrance or document or instrument creating or evidencing the same (including, without limitation, the Senior Loan Documents) shall be amended, modified, restated or otherwise changed in any respect without the prior written consent of the Lender. Borrower shall not waive any of its rights under the Senior Loan Documents, without the prior written consent of the Lender.
     6.2 Compliance with Laws.
          Borrower will comply with, and will cause each of the Properties to comply with, all Laws and Permits applicable to Borrower, the Borrower Membership Interests, the Properties or any portion thereof, and/or the occupancy, operation, ownership, leasing, or use thereof.
     6.3 Inspection.
          Subject to the rights of tenants under Leases of space in each of the Properties, Borrower shall permit Lender and any Person designated by Lender to visit and inspect each of the Properties or any portion thereof, during normal business hours and upon reasonable advance notice (except in the event of an emergency, in which event entry shall not be limited to normal business hours and no advance notice shall be necessary).
     6.4 Submittals.
          In addition to and not in limitation of any other provision of this Agreement, Borrower shall obtain Lender’s prior written consent and approval of the following:
(i)	any material change to any of the Properties, any of the Property Documents or any change in use of any portion of any of the Properties;

(ii)	for each year, an Annual Budget for each of the Properties, which shall be submitted to Lender for final approval by Lender by Borrower no later than thirty (30) days prior to the beginning of the calendar year to which it applies;

(iii)	any proposed change, modification or amendment to the Senior Loan Documents and any waiver of Borrower’s rights under the Senior Loan Documents;

(iv)	intentionally omitted;

(v)	any proposed sale, substitution, transfer or pledge of any Borrower Membership Interests in whole or in part by any pledgor hereunder, including without limitation any pledge of Borrower, Borrower’s manager or of all or any portion of any of the Properties;

(vi)	any termination or engagement of any and every management or leasing firm or any amendment or modification of any Property Management Agreement therewith or related thereto;

(vii)	any capital expenditures (in the aggregate and not on a line item basis or a per item basis) in excess of $100,000.00 for any Property regardless of whether such capital expenditure was included in an approved Annual Budget;

(viii)	any indebtedness proposed to be incurred by Borrower at any time, except any indebtedness incurred as of the date hereof pursuant to the Senior loan Documents;

(ix)	any instruments or agreements which affect any of the Properties and are not terminable by Borrower, or by the respective Property Owner as applicable, or Lender without cause on not more than thirty (30) days prior written notice;

(x)	intentionally omitted; and

(xi)	any lease(s) for any space within any of the Properties where the demised premises represent more than ten percent (10%) of the leaseable space in the applicable Property, and any subordination and non-disturbance agreement for such lease(s).
     6.5 Leasing of Space.
          A. Borrower shall not allow any of the Property Owners, and shall not itself, accept any rent (however denominated) or other charges under any of the Leases more than one (1) month in advance without the prior written consent of Lender, except that any of the Property Owners may receive in advance a security deposit of one or more month’s rent if each of the Property Owners holds the same (i) in accordance with all applicable legal requirements and (ii) in a segregated account from which no withdrawals are made except to apply a tenant’s deposit to the payment of damages or the final month’s rent for which the tenant is liable under its Lease or to return such deposit to the appropriate tenant. All Leases shall satisfy all of the requirements applicable to such Lease contained in any of the Senior Loan Documents.
          B. Borrower shall not, and shall not allow any of the Property Owners to, materially modify or amend any Lease unless such Lease, as so modified, would satisfy the requirements of the preceding Subsection 6.5 (A). Borrower will not, and will not allow any of the Property Owners, to terminate or accept a surrender or cancellation of any Lease, or consent to any assignment or subletting under any Lease, without Lender’s prior written consent. Borrower shall not without Lender’s prior written consent, enter into, terminate or otherwise modify, or consent to any assignment or subletting under, any Lease that is any of the following: (i) a Material Lease (as such term is defined in the Senior Loan Documents entered into by Countrywide, the Countrywide Borrowers and the Countrywide Property Owners), (ii) any other Lease where any of the Senior Lenders’ prior consent is required under any of the Senior Loan Documents, or (iii) any Lease for any space within any of the Properties where the demised premises represent more than ten percent (10%) of the leaseable space in the applicable Property.
          C. Borrower shall promptly certify and deliver to Lender for Lender’s review and approval, true, correct and complete copies of such Leases, the rent roll, standard lease form, leasing guidelines, leasing reports, operating statements or other leasing information, once every calendar month and at such additional times as Lender may from time to time request.
     6.6 Environmental Matters.
          A. Borrower shall, at its own expense, comply and cause all Persons entering any of the Properties or any portion thereof to comply with all Environmental Laws applicable thereto and Borrower and all of the Property Owners shall not use, store, process, manufacture, transport, dispose of or release any Hazardous Substances on, from or adjacent to any part of any of the Properties in violation of Environmental Laws or cause, suffer, allow or permit any other Person to do any of the foregoing. Borrower shall immediately notify Lender in writing of any (i) discovery of any Hazardous Substance on any of the Properties in violation of Environmental Laws or any portion thereof or (ii) claim, complaint, action or order asserted, entered, threatened or instituted by any Person (including any Governmental Agency) against any of the Properties, Borrower or any of the Property Owners under or concerning any Environmental Law or relating to damages, cost recovery, loss or injury resulting from any Hazardous Substances. Borrower shall provide Lender with copies of all written and electronic communications with any Person (including any Governmental Agency) relating to any Environmental Law or any claim, action or order relating to any Environmental Law or any Hazardous Substance with respect to any of the Properties. If any remedial action is required to bring any of the Properties or any portion thereof into compliance with Environmental Laws, Borrower shall immediately notify Lender of such situation and shall prepare or cause to be prepared a written plan setting forth a description of such situation (and all environmental reports relating thereto) and the remedial action that Borrower proposes to implement to bring the subject Property or Properties or any portion thereof into compliance with all Environmental Laws. Borrower shall, at its own expense, thereafter diligently and continuously pursue the remediation of the condition necessary to bring the Property or Properties or any portion thereof into compliance with all Environmental Laws and cause all Liens against any of the Properties or any portion thereof in connection therewith to be released of record, removed and satisfied.
          B. Lender shall have the right, at any time or from time to time at reasonable intervals, to retain a professional environmental consultant to conduct tests and investigations of any of the Properties or any portion thereof (including, without limitation, ground water and soils testing) with respect to Hazardous Substances or the any of the Properties’ compliance with Environmental Laws. Borrower hereby grants to Lender and its agents, employees, consultants and contractors an irrevocable license and authorization to enter upon and inspect any of the Properties or any portion thereof and to conduct such tests and investigations on any of the Properties or any portion thereof as Lender, in its discretion, considers necessary or appropriate. Such tests and investigations shall be at Lender’s expense unless (i) Lender reasonably believes that a breach of any provision of Section 5.10 or this Section 6.6 has occurred or (ii) a Default or an Event of Default has occurred, in any of which cases Borrower shall pay all costs and expenses of such tests and investigations on demand, with interest at the Default Interest Rate until paid in full. Borrower acknowledges and agrees that, as between it and Lender, only Borrower owns any interests in Property Owners who own and operate each of the Properties or any portion thereof and only Borrower has the responsibility for compliance with this Section 6.6 and neither Lender’s enforcement of, or failure to enforce, any provision of this Section 6.6 shall be deemed to release, waive, diminish or affect in any way Borrower’s obligations, Lender’s rights or any provision of this Section 6.6. Lender’s rights hereunder are for the purpose of protecting the value of Lender’s indirect Collateral; Lender shall not be deemed an operator of any of the Properties and Lender shall have no duty to investigate, monitor, remediate, operate or assess or assure compliance with any Environmental Laws.
          C. To the fullest extent permitted by law, Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnitees from and against any and all losses, claims, damages, awards, penalties, or liabilities of any kind or nature and from any suits, actions, claims or demands (including, without limitation, all amounts described in Section 6.6(D)) arising directly or indirectly, in whole or in part, out of (i) the presence, existence or alleged presence or existence at any time of any Hazardous Substance at, on, under or in any of the Properties or any portion thereof in violation of any applicable Laws, (ii) any discharge or removal of or failure to remove any Hazardous Substance from any of the Properties or any portion thereof in violation of any applicable Laws, (iii) any activity, action or failure to act involving any Hazardous Substance in violation of any applicable Laws at, on, or concerning any of the Properties or any portion thereof actually or allegedly carried on or undertaken on or at any of the Properties or any portion thereof, (iv) any residual contamination on or under any of the Properties in violation of any applicable Laws or any portion thereof, or (v) any contamination of any of the Properties or natural resources arising in connection with any activity involving any Hazardous Substance in violation of any applicable Laws in each case whether prior to or during the term of the Mezzanine Loan, and whether by any of the Property Owners or Borrower or any predecessor-in-title or any employee, agent, contractor or subcontractor of Borrower or of any of the Property Owners or any other Person now or heretofore actually or allegedly occupying or present on any of the Properties or any portion thereof. Upon receiving knowledge of any suit, action, claim or demand asserted by any Person that Lender believes is covered by this indemnity, Lender shall give Borrower written notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel satisfactory to Lender. Lender may also require Borrower to so defend the matter. The obligations of Borrower and the rights of and benefits to Lender under this Section 6.6(C) and in Section 6.6(D) are, without limitation, intended to operate as a binding valid indemnity agreement under 42 U.S.C. § 9607(e)(1) and shall survive the closing of the Mezzanine Loan and the repayment of the Mezzanine Loan and the satisfaction of all other Obligations.
          D. The indemnity by Borrower in favor of the Indemnitees set out in Section 6.6(C) shall include, without limitation, the following: (i) losses, claims, damages or liabilities for, or arising from, personal injury and property damage, (ii) compensation for lost wages, business income, rents, revenues, profits or other economic loss, (iii) all consequential damages, (iv) all damages to any natural resources or the environment, the costs of any required or necessary investigation, monitoring, repair, cleanup, response cost, or remediation thereof or of any of the Properties or any portion thereof, and the preparation and implementation of any closure, remedial or other required plans, and (v) all costs and expenses paid or incurred in connection with any of the foregoing, including reasonable attorneys’ fees and costs.

     6.7 Insurance Requirements.
          A. Borrower shall procure and maintain, or cause to be procured and maintained, at all times during the term of the Mezzanine Loan and until the Mezzanine Loan shall have been paid and satisfied in full, policies of insurance in form and amounts satisfactory to each of the Senior Lenders and otherwise satisfying all of the requirements contained in any of the Senior Loan Documents. In the event that either or both of the Senior Loans is paid in, then Borrower shall maintain, or cause to be maintained, policies of insurance in form and amounts satisfying the requirements of the Senior Loan Documents governing each respective Property prior to the payoff of any of the Senior Loans.
          If Borrower fails to maintain any insurance coverage required hereunder, Lender may, but shall have no obligation to, obtain such insurance, and Borrower will pay all amounts expended by Lender, together with interest thereon at the Default Interest Rate, within ten (10) days after demand by Lender. In the event of any conveyance to Lender of any Borrower Membership Interests, all interest under or to, and all rights or claims for payment under, all insurance policies (whether or not required by this Section 6.7) and then in force shall pass to Lender or its designee.
          B. All original policies, or complete certified copies thereof together with all endorsements and renewals thereof, shall be delivered to and retained by Lender unless Lender agrees otherwise. In case of insurance about to expire, Borrower shall deliver to Lender not less than thirty (30) days prior to the expiration thereof written evidence establishing to Lender’s satisfaction that satisfactory renewal policies have been obtained and are in force
          C. Notwithstanding anything to the contrary contained in the Mezzanine Loan Documents, Borrower waives any and all rights to claim or recover against Lender or its directors, officers, managers, members, employees, agents and representatives for loss of or damage or injury to any of the Properties or any portion thereof, any of Borrower’s property, or the property of others under Borrower’s control from any cause insured against or required to be insured against under this Section 6.7 or otherwise coverable by insurance.
          D. Borrower shall, at its expense, provide on or within thirty (30) days prior to each anniversary of the Closing Date, satisfactory evidence of the insurable value of each of the Properties and of the then-current insurance coverages for or relating to the Properties. Such evidence of insurable value may be in the form of an insurance appraisal or valuation report prepared by an insurance company, appraiser or other consultant approved by Lender.
          E. In the event that any of the insurance coverages required under this Section 6 have not been extended at least thirty (30) days prior to the expiration thereof or have otherwise been terminated or are otherwise not in full force and effect, Borrower shall provide Lender notice of such expiration or termination and Lender shall have the right, without any notice to Borrower, to obtain or extend such insurance and pay any premiums theretofore. All amounts expended by Lender in doing so shall be paid and reimbursed by Borrower to Lender on demand, with interest at the Default Interest Rate until paid in full.

     6.8 Notice of Proceeding.
          Borrower will promptly notify Lender of any action, suit, proceeding or arbitration (including, without limitation, any judicial or nonjudicial foreclosure proceeding, any voluntary or involuntary bankruptcy proceeding or any proceeding for the appointment of a receiver), commenced or threatened against Borrower, any of the Principals, any of the Property Owners, any of the Senior Loan Borrowers, any of the Managers, BTR Miller SPE or any of the Properties or any portion thereof or interest or estate therein. Borrower shall deliver to Lender copies of all notices and other information in connection with any action, suit, proceeding or arbitration promptly upon receipt or transmittal thereof by Borrower.
     6.9 Financial and Other Information.
          Borrower shall maintain or cause to be maintained full and complete books of account and other records reflecting its financial condition and, with respect to each of the Property Owners, the results of operations of each of the Properties in accordance with generally accepted accounting principles consistently applied (or such other accounting method as may be approved in writing by Lender). Borrower shall furnish or cause to be furnished to Lender such financial information concerning Borrower, the Principals, each of the Property Owners, any of the Senior Loan Borrowers, each of the Managers, BTR Miller SPE and any of the Properties or any portion thereof as Lender may reasonably request from time to time. Lender shall also have access to such books and records and Borrower shall provide Lender with access to its books and records relating in any way to Borrower or, in the case of each of the Property Owners, to any of the Properties, during regular business hours and upon reasonable advance notice to Borrower and shall have the right to make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of Borrower and the Principals with Borrower and the Principals and their independent public accountants, all as Lender may reasonably request. From and after the occurrence of any Event of Default, Borrower shall pay all costs and expenses incurred by Lender to examine and audit (by use of accountants selected by Lender) such accounting records as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. Borrower shall furnish or make available to Lender and its agents convenient facilities for the examination and audit of any of the applicable books and records. Without limiting the generality of the foregoing, each year Borrower shall deliver or cause to be delivered to Lender, without prior request or demand all of the following:
          A. Within ninety (90) days after the end of each Loan Year and at such other times as Lender may request within thirty (30) days after request by Lender, CPA-certified annual financial statements (including, without limitation, a balance sheet, an income statement, a statement of cash flows and a profit and loss statement) for Borrower, each Guarantor (in the case of each individual Guarantor, a personal financial statement (assets and liabilities), for the just ended Loan Year), each Property Owner and each Property for such Person’s or the Properties’ previous Loan Year and the current Loan Year-to-date, each of which shall (i) be in form and in such detail as are acceptable to Lender, (ii) contain comparative information for the two previous Loan Years and the then-approved operating budget, (iii) be certified as true, correct and complete by Borrower or such Principal (as the case may be), (iv) certified by Borrower as fully and fairly presenting the financial condition of Borrower and the results of operations of the Properties; and (v) Borrower’s and each Property Owner’s statements must be audited by a certified public accounting firm acceptable to Lender. After the occurrence of a Default or an Event of Default, each Guarantor’s financial statements shall be audited by a certified public accounting firm acceptable to Lender.
          B. Within thirty (30) days after the end of each quarter and at such other times as Lender may request within ten (10) days after request by Lender: (i) a quarterly balance sheet, income statement, statement of cash flows for Borrower and (ii) operating statements for each of the Properties, for the previous fiscal quarter and the current fiscal or month-to-date, which shall (i) be in form and in such detail as are acceptable to Lender, (ii) contain comparative information for the two (2) previous fiscal quarters, and (iii) be certified as true, correct and complete by a certified public accountant acceptable to Lender, and (iv) after the occurrence of a Default or an Event of Default, be audited by a certified public accounting firm acceptable to Lender.
          C. Intentionally Omitted.
          D. Intentionally Omitted.
          E. Intentionally Omitted.
          F. Such further and additional information as Lender may reasonably request from time to time, within ten (10) days after Lender’s request.
     6.10 Representations and Warranties.
          Until repayment of the Mezzanine Loan and all other amounts owing to Lender under the Mezzanine Loan Documents and the performance and satisfaction of all other Obligations of Borrower under the Mezzanine Loan Documents, Borrower will at all times cause all of the representations and warranties set forth in Article 5 to be and remain true, correct and complete.
     6.11 Further Assurances.
          Borrower shall execute and deliver or cause to be executed and delivered from time to time, within ten (10) days after any request by Lender, any and all instruments, agreements and documents and shall take such other action as may be necessary or desirable in the opinion of Lender to create, maintain and reinstate Lender’s interest herein and in all property intended to be pledged or encumbered by the other Mezzanine Loan Documents, including, without limitation, the execution and delivery of UCC financing and renewal or continuation statements, the execution of such amendments to the Mezzanine Loan Documents and the delivery of such endorsements to the Title Policy and UCC Policy, all as Lender shall require, and shall pay all fees and expenses (including reasonable attorney’s fees) related thereto. Borrower hereby authorizes Lender at any time and from time to time to file any initial financing statements, financing statement amendments and continuation statements with or without signature of Borrower as authorized by applicable law, with respect to the Borrower Membership Interests and any other Collateral covered by the security agreements contained herein and in the other Mezzanine Loan Documents.

     6.12 Distribution of Assets.
          Except for payments to be made to Lender pursuant to the Mezzanine Loan Documents, from and after the first to occur of (i) a Default or an Event of Default or (ii) Lender’s giving Borrower a notice of any Default or any Event of Default, Borrower shall not directly or indirectly make any distribution of or other payment from its funds, property or assets, directly or indirectly to or for the account of or benefit of any of its constituent partners, shareholders, members or other owners. As used herein, a distribution or payment shall include, without limitation, any repayment of any loan to Borrower (other than the Mezzanine Loan and scheduled payments under each of the Senior Loans) or any payment of interest or any other charges payable in connection therewith, any return of or payment on account of capital contributions, and distributions upon or in relation to or from proceeds of any financing or any sale or disposition of the Properties, any of the Borrower Membership Interests or Borrower’s property or assets or any termination, liquidation or dissolution of Borrower or any payment of fees, including management, leasing, brokerage and other fees to the extent such fees exceed the amounts otherwise payable in arms’ length transactions with independent third parties or any profit, Operating Income or Net Operating Income. Borrower shall maintain and preserve its existence and all rights and franchises material to its business.
     6.13 Single Purpose Entity.
          Borrower shall not, and shall not cause or allow any of the Property Owners, any of the Senior Loan Borrowers, any of the Managers, or BTR Miller SPE, to fail to be a Single Purpose Entity at any time by doing any of the activities or take any of the actions proscribed in Section 5.12 for a Single Purpose Entity above until the full and final repayment of the Mezzanine Loan and satisfaction of all other obligations under the Mezzanine Loan Documents.
     6.14 Contesting Impositions and Liens.
          Without limiting Borrower’s obligation to pay or cause to be paid all Impositions or to pay or cause to be paid and discharged all Liens as provided in this Agreement, Borrower shall have the right, at Borrower’s expense and in Borrower’s name to contest in good faith any Imposition or Lien against any of the Borrower Membership Interest or any of the Properties by appropriate legal or administrative proceedings which are not prejudicial to Lender’s rights if (a) Borrower shall have demonstrated to Lender’s satisfaction that such proceedings shall conclusively operate to prevent enforcement prior to final determination of any such proceedings, and (b) Borrower shall have furnished such bond, surety or other security in connection therewith as is satisfactory to Lender (unless such security is deposited with any of the Senior Lenders and Borrower has delivered evidence to Lender of such deposit). In the event that, by any such contest, the security of any of the Mezzanine Loan Documents is endangered or any of the Properties or any portion thereof is subject to loss or forfeiture, such Impositions or Liens, as applicable, shall be immediately paid. Borrower hereby indemnifies and agrees to defend and hold the Indemnitees harmless from all expenses, losses, claims, damages or liabilities that may be imposed in connection with any such contest or resulting loss.

     6.15 Intentionally Omitted.
     6.16 Correcting Defects.
          If, at any time before the Mezzanine Loan is repaid and all obligations satisfied in full, Borrower becomes aware of any defects, facts or conditions affecting any of the Properties or any portion thereof which would make any of the Properties or any portion thereof unsuitable for the occupancy, operation, leasing, use or sale thereof, or of any surface or subsurface soil conditions adversely affecting the Properties, or of any fact, event, occurrence or condition that would render or cause any of Borrower’s representations and warranties set out in this Agreement to be incorrect or incomplete if then re-made, Borrower will promptly notify Lender and will (at Borrower’s cost and expense) promptly cause the same to be fully remedied and cured.
     6.17 The Properties’ Performance under Property Documents.
          A. At all times, Borrower shall, in addition to the requirements of the Senior Loan Documents, cause each of the Property Owners to perform and discharge each of its obligations under the Property Documents, diligently enforce its rights under the Property Documents unless otherwise agreed by the applicable Senior Lender and Lender, and, at Borrower’s or the Property Owner’s sole cost and expense, appear in and defend Lender in any action or proceeding in any way related to any of the Property Documents. Borrower shall, within ten (10) days after demand by Lender, pay all costs and expenses paid or incurred by Lender in connection with any such action or proceeding, including, without limitation, reasonable attorneys’ fees and costs.
          B. Borrower shall cause each of the Property Owners to: (a) keep each of the Properties in good condition and repair, reasonable wear and tear excepted, (b) pay or cause to be paid when due all utility charges with respect to each of the Properties and all other assessments or charges of a similar nature, (c) not remove, demolish or substantially alter any of the improvements without Lender’s prior written consent, (d) complete promptly and in a good and workmanlike manner any New Improvements and promptly restore in like manner any portion of the improvements which may be damaged or destroyed from any cause whatsoever, and pay when due all costs for labor performed and materials furnished therefor, unless any such restoration is not required under the provisions of this Agreement (e) comply with all Laws now or hereafter affecting any of the Properties or any part thereof or requiring any alterations or improvements, (f) not commit or permit any waste or deterioration of any of the Properties and (g) maintain and operate each of the Properties as first quality office and industrial properties. Notwithstanding the foregoing, Lender’s prior written consent shall not be required for improvements or alterations which (i) do not, as such item is reflected in the then-current Annual Budget submitted to and approved by Lender, exceed One Hundred Thousand Dollars ($100,000.00) in cost in the aggregate for all thereof taken together for a single Property and (ii) do not violate any provisions of the Senior Loan Documents. All Property Documents entered into after the Closing Date shall be subject to Lender’s prior written approval, comply with the Mezzanine Loan Documents and the Senior Loan Documents, and be entered into in the name of the appropriate Property Owner.

     6.18 Other Information.
          Borrower shall provide or cause another Principal to provide Lender with such other and additional evidence, information, material and documentation, all to the satisfaction of Lender, as Lender may require in connection with the Mezzanine Loan.
     6.19 Equity Contribution.
          Until such time as the Mezzanine Loan has been indefeasibly paid in full (together with all interest thereon and other sums payable with respect thereto), and all Obligations have been paid, performed and satisfied in full, Borrower shall at all times keep the Equity Contribution invested in the Properties, except that Borrower may make distributions pursuant to a Partial Release so long as all provisions of Section 9.28(E) are satisfied in full.
     6.20 Management Agreement.
          Unless otherwise consented to by Lender in its sole and absolute discretion, each of the Properties shall at all times during the term of the Mezzanine Loan be leased, managed, developed and operated by manager(s) approved by Lender pursuant to management contracts, leasing agreements, development agreements or operator agreements in form and content acceptable to and approved by Lender and subordinated to the Mezzanine Loan Documents. Borrower shall not enter into a management contract, leasing agreement, development agreement or operator agreement or terminate or replace a manager, leasing agent, developer or operator or amend or modify a management contract, leasing agreement, development agreement or operator agreement without Lender’s prior written consent. Lender agrees that BTR Management Company LLC, a Delaware limited liability company shall be the approved property manager for purposes of this Section 6.20.
     6.21 Senior Loans.
          A. Borrower shall not permit the aggregate principal of the Senior Loans to exceed 75% of the Lender’s estimated gross market value of the Properties. Borrower shall, and shall cause each of the Property Owners and the Senior Loan Borrowers to: (i) timely pay all principal, interest and other amounts required to be paid under or pursuant to the provisions of the Senior Loan Documents; (ii) diligently, duly and timely perform and observe all of the terms, provisions, covenants and conditions of the Senior Loan Documents; and (iii) notify Lender in writing within two (2) Business Days of the giving of any notice by any of the Senior Lenders to any of the Property Owners or any of the Senior Loan Borrowers of any default or claimed default (whether or not subject or amenable to cure) by any Person under, or in the performance or observance of any of the terms, covenants or conditions of, any of the Senior Loan Documents, and promptly (and within any applicable grace or cure periods) cause all of such defaults to be fully and properly cured; (iv) deliver to Lender, simultaneously with Property Owners’ first giving thereof to, or within two (2) Business Days of the receipt thereof from any Senior Lender, a true and complete copy of each other notice, consent, request, certificate, report, request for advance, or other writing (including electronic communications) given by (or on behalf of) or to Borrower, any of the Property Owners, any of the Senior Loan Borrowers or any other Person to or from any of the Senior Lenders in connection with or relating to any of the Senior Loans; (v) direct each of the Senior Lenders to provide to Lender concurrent copies of all notices under the Senior Loan Documents; and (vi) not modify, amend, restate or otherwise change, or waive any of its rights under any of the Senior Loan Documents without the Lender’s prior written consent.
          B. Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its Obligations under the Mezzanine Loan Documents, if there shall occur any default under any of the Senior Loan Documents or if any of the Senior Lenders asserts or claims any such default has occurred or that Borrower or any other Person has failed to satisfy, perform or observe any term, covenant, provision, requirement, or condition of any of the Senior Loan Documents (whether or not the same shall have continued beyond any applicable notice or grace periods, whether or not any of the Senior Lenders shall have accelerated a Senior Loan or delivered proper notice to Borrower or any other Person, and without regard to any other defenses or offset rights of Borrower or any other Person may have against any of the Senior Lenders), Borrower hereby expressly and irrevocably agrees that Lender shall have the immediate right (but not any obligation), in Lender’s sole and unreviewable discretion and without notice to or demand on Borrower or any other Person, to do any or all of the following, as Lender may see fit: (i) to pay all or any part of the Senior Loan that then is, or is claimed by any of the Senior Lenders to be, due and payable and any other sums, and to perform any act or take any action, on behalf of Borrower or such other Person, as Lender believes in good faith may cause some or all of the terms, covenants and conditions of the Senior Loan Documents to be performed or observed or otherwise to do what it believes in good faith may cause to be cured any or all of the claimed defaults thereunder; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, deems advisable to protect or preserve the rights or interests of Lender in or in respect to the Mezzanine Loan. Notwithstanding the foregoing, Lender shall have no obligation to any of the Senior Lenders, Borrower or any other Person to commence or make any such payment or performance or to complete any cure or attempted cure undertaken or commenced by Lender. Borrower will pay and reimburse to Lender on demand any and all amounts paid or expended by Lender in doing any of the foregoing, together with interest thereon at the Default Interest Rate until paid in full, and all such amounts shall also be deemed additional principal indebtedness outstanding under the Note even if that should cause the principal balance outstanding thereunder to exceed the stated face amount thereof.
          C. Borrower shall not allow any of the Property Owners or any of the Senior Loan Borrowers to amend or modify or increase the principal amount or interest rate of any of the Senior Loans or any of the Senior Loan Documents above the amount thereof heretofore approved in writing by Lender or allow any cross-collateralization or cross default or permit Senior Lender or any holder to cross collateralize or cross default the Senior Loan with any other loan, indebtedness or obligation, without Lender’s prior written consent, which consent Lender may withhold in its sole, absolute and unreviewable discretion. Borrower shall, at Lender’s request, tender, in Borrower’s own name (if requested by Lender), to any of the Senior Lenders, any cure of any default under or in respect of any of the Senior Loans which Lender elects to remedy.

          D. Borrower shall not submit any matter which requires the consent, approval or similar action by Lender to the Senior Lender for its approval under the Senior Loan Documents before Lender shall have consented to or approved such matter in writing.
          E. Intentionally omitted.
          F. Unless the Mezzanine Loan is fully repaid and all of Borrower’s and Property Owners’ obligations thereunder are satisfied in full, Borrower may not refinance or extend the maturity date of either of the existing Senior Loans with an independent, unrelated institutional lender in an arms length transaction without the approval of Lender, in its sole discretion, first had and obtained. Without limiting any other basis for Lender’s withholding of its approval of any refinancing of any of the Senior Loans, Lender’s disapproval shall be deemed to have been given if the refinancing does not meet any of the following minimum requirements: (i) except with respect to the Susquehanna Loan, the term of any replacement Senior Loan must extend through at least the scheduled Maturity Date of the Mezzanine Loan; (ii) the loan to value ratio of the replacement Senior Loan, plus any remaining Senior Loan, plus this Mezzanine Loan to the Lender determined fair market value of the Properties must be 75% or less; (iii) at the closing of the replacement Senior Loan, Borrower must cause the replacement Senior Lender to enter into an Intercreditor Agreement with Lender on substantially the same terms (as determined by Lender) as the Intercreditor Agreements with each of the prior Senior Lenders (with all of Lender’s costs and expenses, including the fees and expenses of its legal counsel, in connection with all aspects of the refinancing to be reimbursed to Lender by Borrower upon demand); (vi) the principal amount of the replacement Senior Loan must not exceed the then current principal balance of the prior Senior Loan unless this Mezzanine Loan is repaid in full with the proceeds thereof; and (vii) no Default or Event of Default has occurred and is continuing. In connection with any proposed refinance by Borrower, Borrower shall deliver to Lender an appraisal prepared by an MAI appraiser approved in advance by Lender, which appraisal determines the fair market value of the Properties by using discounted cash flow, sales comparables and direct capitalization approaches to valuation (and not replacement cost), and which is addressed and delivered to the Lender. Borrower shall pay to Lender one hundred percent (100%) of the Net Proceeds from any refinancing of any of the Senior Loans or any other similar capital event until all Accrual Amounts and accrued but unpaid interest under the Note have been paid in full.
          G. No later than ninety (90) days prior to any date where the entire principal balance of the Susquehanna Loan, or any replacement loan thereof, is due and payable, Borrower shall provide Lender evidence, satisfactory to Lender in its reasonable discretion, that the Susquehanna Property Owners and/or Susquehanna Loan Borrowers either: (i) have the ability to pay all amounts then owing to Susquehanna by any party to the Senior Loan Documents, (ii) have obtained Susquehanna’s agreement to extend the Susquehanna Loan on terms substantially similar to those previously existing on the Susquehanna Loan, or any replacement loan thereof, with a term of not less than one year, or (iii) have obtained a new loan replacing the Susquehanna Loan, or any replacement thereof, that has a term of at least one year and otherwise satisfies all of the provisions of this Section 6.21 and all of the other provisions contained in the Mezzanine Loan Documents.

          H. Borrower shall within forty-five (45) days prior to the maturity date of the Miller Loan, or any replacement thereof, provide Lender evidence within ninety (90) days of the date hereof, satisfactory to Lender in its reasonable discretion, that the Miller Property Owner and/or Miller Loan Borrower either: (i) have the ability to pay all amounts then owing to Miller by any party to the Senior Loan Documents, (ii) have obtained 1111 Maryland Avenue’s agreement to extend the Miller Loan on terms substantially similar to those previously existing on the Miller Loan, except that the maturity date of the extension must extend not less than ninety (90) days), or (iii) have obtained a new loan replacing the Miller Loan, that has a term not less than one year, and otherwise satisfies all of the provisions of this Section 6.21 and all of the other provisions contained in the Mezzanine Loan Documents.
     6.22 Intentionally Omitted.
     6.23 Ownership.
          Borrower shall not permit any Person other than TZG Baltimore, BTR Miller SPE, BTR Capital and any Person specified on the organizational chart set forth on Exhibit B to own or hold any Ownership Interest in Borrower. In the event of any of (i) a breach of any covenant in the immediately preceding sentences in this paragraph, (ii) a default under any of the Senior Loans, or (iii) an Event of Default under the Mezzanine Loan, Borrower agrees to and shall cause its members to appoint a Person designated by Lender as the sole manager of Borrower, such appointment to remain in full force and effect until the Mezzanine Loan has been repaid in full and all Obligations have been satisfied.
     6.24 Loan to Value.
          A. Mezzanine Loan and Senior Loans. Borrower shall not permit the aggregate loan-to-value ratio of the Properties (each of the Senior Loans plus the Mezzanine Loan to Borrower) as calculated by Lender in its sole discretion, to exceed the value required under Section 3.1 (L) of this Agreement.
          B. Senior Loans. Borrower shall not permit the aggregate loan-to-value ratio of the Senior Loans to the Properties as calculated by Lender in its sole discretion, to exceed seventy-five (75%) of the purchase price of the Properties, as determined by Lender in its sole discretion.
     6.25 Transfers.
          Borrower shall, on or before the date of any Transfer to which Lender has consented, and upon demand by Lender for any proposed Transfer to which Lender has withheld its consent, reimburse Lender for all of Lender’s costs and expenses paid or incurred in connection with Lender’s analyzing, evaluating, reviewing, approving, disapproving, and documenting the proposed Transfer. In connection with any Transfer, Borrower shall pay to Lender, on or before the date of such Transfer, a one time additional interest payment in an amount equal to one percent (1%) of the then-outstanding principal balance (including any Accrual Amount and any uncapitalized accrued interest as of the date of such Transfer) of the

Mezzanine Loan (or, in the event of a transfer of a portion of the Borrower Membership Interests or of any of the Ownership Interests in Borrower, an amount equal to one percent (1%) of the outstanding principal balance of the Mezzanine Loan (including any Accrual Amount and any uncapitalized accrued interest as of the date of such Transfer) multiplied by the percentage of the Borrower Membership Interests or of the Ownership Interests in Borrower being transferred).
     6.26 No Changes to Formation Documents or Ownership Structure of Borrower.
          Borrower shall not and shall not permit its manager or any other Person to cause or permit any of the following to occur: (i) except to the extent required by Laws, cancellation, termination, amendment, modification, rescission or supplement of or to its Formation Documents or any consent to or acceptance of any thereof or any action which seeks or requests, or is likely to result in, any thereof; (ii) admission of any additional Person as a member in or manager of Borrower without Lender’s prior written consent; (iii) withdrawal of TZG Baltimore or BTR Miller SPE as one of the two members in Borrower without Lender’s prior written consent; (iv) with respect to all Principals, except to the extent required by Laws, cancellation, termination, amendment, modification, rescission or supplement of or to any of their Formation Documents or any consent to or acceptance of any thereof or any action which seeks or requests, or is likely to result in, any thereof; or (v) any other action that would permit Borrower, any of the Managers or any of the Property Owners to issue any additional ownership interests, or to issue any interests convertible into or granting the right to purchase or exchange for any ownership interests of Borrower or of any of the Property Owners or any of the Managers.
     6.27 Organization, Power, Good Standing and Business.
          Borrower shall cause the representations and warranties set out in Section 5.1 to be true and correct at all times until the Mezzanine Loan and all Obligations of Borrower and the other Principals under all of the Mezzanine Loan Documents have been fully performed, paid and satisfied in full.
     6.28 Intentionally Omitted.
     6.29 Guarantor Net Worth.
          Borrower shall, at all times during the term of the Mezzanine Loan, cause one or more Guarantors having a combined net worth of not less than Ten Million Dollars ($10,000,000.00) to be obligated and liable for the obligations set forth in the Recourse Events Guaranty and Environmental Indemnity Agreement. All financial statements and the net worth of any Guarantor shall be calculated and prepared, from time to time, consistent with the manner in which such Guarantor’s financial statement and net worth were prepared and calculated, and approved by Lender, at Closing.
     6.30 Affiliate Contracts.
          Neither Borrower nor its manager on behalf of Borrower shall enter into any contract, agreement or transaction with any Affiliate of Borrower or any manager of Borrower, any members of Borrower or any Affiliates of any thereof without the prior written approval of Lender first had and obtained.

     6.31 Use of Proceeds.
     Borrower shall use the proceeds of the Mezzanine Loan for business purposes only and not for consumer, family or household purposes. No portion of the proceeds of the Mezzanine Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. The Borrower expressly represents and warrants that the indebtedness evidenced by the Note is a commercial loan within the meaning of the Commercial Law Article of the Annotated Code of Maryland.
     6.32 Environmental Matters.
          On or before the date specified on Exhibit G attached hereto, Borrower will complete each of the actions described on Exhibit G and deliver to Lender evidence thereof in a form and content reasonably acceptable to Lender. Borrower will comply with the recommendations and requirements set forth in any asbestos operations and maintenance program (the “O & M Program”) required by Exhibit G.
     6.33 Intentionally Omitted.
     6.34 New Improvements.
     Borrower shall cause any New Improvements to be completed lien free, in a timely manner and in accordance with the plans and specifications approved in writing by Lender, and subject to any conditions imposed on Borrower or on any of the Property Owners by Lender.
     6.35 Intentionally Omitted.
     6.36 Intentionally Omitted.
     6.37 Intentionally Omitted.
     6.38 Property Management Agreements.
          Borrower shall not cause or allow any of the Property Owners to enter into any management agreement relating to any of the Properties without the prior written approval of Lender first had and obtained.
ARTICLE 7
CASUALTY; CONDEMNATION

     7.1 Casualty.
          A. If any of the Properties shall be damaged or destroyed in whole or in part by fire or other casualty (a “Casualty”), Borrower shall give Lender prompt written notice thereof. Subject to the rights of each of the Senior Lenders under the Senior Loan Documents, Lender shall have all of the rights granted to any of the Senior Lenders under any of the Senior Loan Documents with respect to a Casualty. Borrower shall cause each of the Property Owners to promptly commence and diligently prosecute the completion of the repair, replacement, rebuilding and restoration of the subject Property or Properties as nearly as possible to the condition said Property or Properties were in immediately prior to such Casualty, in the manner approved by the applicable Senior Lender with such alterations (if any) as may be approved by the applicable Senior Lender and, if the Senior Loan on the applicable Property or Properties has been paid in full, Lender (the “Restoration”) and otherwise in accordance with the provisions of the Senior Loan Documents and, if the applicable Senior Loan has been paid in full, this Section. Borrower and/or the respective Property Owner shall pay all costs of such Restoration whether or not such costs are covered by insurance or whether Borrower or said Property Owner is entitled to use the proceeds of such insurance for the Restoration pursuant to the Mezzanine Loan Documents or the Senior Loan Documents. Lender agrees that, so long as the Senior Loan applicable to the Property or Properties affected by such Casualty has not been paid in full, Borrower’s satisfying, or causing to be satisfied, all of the provisions of the Senior Loan Documents applicable to such Casualty shall satisfy its obligations under this Subsection 7.1(A) provided that Lender has been able to exercise all of the rights pursuant to a Casualty granted to any of the Senior Lenders in any of the Senior Loan Documents.
          B. Subject to the rights of each of the Senior Lenders, Lender may (but shall not be obligated to) make proof of loss if not made promptly by Borrower or by the respective Property Owner.
          C. Upon the occurrence of a Casualty, if the applicable Senior Lender does not have the exclusive right to settle, adjust or compromise any claim under any policy of insurance, or if the applicable Senior Lender has such right but waives or otherwise fails to exercise such right, then it shall be an Event of Default hereunder if any such claim is settled or compromised on terms that are not approved in writing by Lender in its sole and absolute discretion. It shall also be an Event of Default hereunder if Borrower, any of the Senior Loan Borrowers or any of the Property Owners shall submit any proposed settlement of such claim to any of the Senior Lenders for its approval under the Senior Loan Documents or to any insurer or claims adjuster before Lender shall have approved such proposed settlement in writing.
          D. Subject to the rights of each of the Senior Lenders, Lender, in its sole discretion, shall be authorized to settle and adjust any claim or proceeding regardless of amount and without any obligation to consult with Borrower or any other Person in connection therewith.
     7.2 Condemnation.
          A. Borrower shall promptly give Lender written notice of any actual or threatened commencement of any condemnation or eminent domain proceeding that in any way, directly or indirectly, concerns, relates to, or affects all of any of the Properties or any part of any of the Properties, and shall deliver to Lender copies of any and all papers served or received by Borrower or by any of the Property Owners in connection with such proceedings. Subject to the rights of each of the Senior Lenders under the Senior Loan Documents, Lender shall have all of the rights granted to any of the Senior Lenders under any of the Senior Loan Documents with respect to a Condemnation. Subject to the rights of each of the Senior Lenders, Lender may participate in any such proceedings at Borrower’s sole cost and expense, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit or facilitate such participation. Borrower shall diligently prosecute any such proceedings, and shall consult and cooperate with Lender and its attorneys and consultants in the carrying on or defense of any such proceedings. Lender agrees that, so long as the Senior Loan applicable to the Property or Properties affected by such condemnation or eminent domain proceeding has not been paid in full, Borrower’s satisfying, or causing to be satisfied, all of the provisions of the Senior Loan Documents applicable to such condemnation or eminent domain proceeding shall satisfy its obligations under this Subsection 7.2(A) provided that Lender has been able to exercise all of the rights pursuant to a Condemnation granted to any of the Senior Lenders in any of the Senior Loan Documents.
          B. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking, all of the foregoing collectively being referred to herein as a “Condemnation”), unless so prohibited by any of the Senior Loan Documents, Borrower shall continue to pay all amounts that become due and payable under the Mezzanine Loan Documents at the respective times and in the manner provided for in the Mezzanine Loan Documents, and the Mezzanine Loan shall not be reduced until any award or payment therefor shall have been actually received by Lender and applied by Lender, after the deduction of expenses of collection, to the Mezzanine Loan.
          C. If less than all of any of the Properties is taken by a condemning authority, Borrower shall promptly cause the respective Property Owner or Property Owners to commence and diligently prosecute the Restoration of the subject Property or Properties and otherwise comply with the provisions of this Section 7.2.
     7.3 Application.
          A. Upon the occurrence of a Casualty or Condemnation, if the applicable Senior Lender elects to apply insurance proceeds or a condemnation award (in either case, the “Loss Proceeds”) to the applicable Senior Loan, then the balance of any Loss Proceeds not so applied to the applicable Senior Loan, if any, shall be applied to the Mezzanine Loan unless otherwise prohibited by the Senior Loan Documents. If the applicable Senior Lender makes the Loss Proceeds available to Borrower or to any of the Property Owners for Restoration, they shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Properties or the part thereof affected by such Casualty or Condemnation or eminent domain proceeding, in the manner and under such conditions as Lender may reasonably require, and any excess Loss Proceeds remaining after completion of Restoration and released to Borrower shall be paid to Lender to be applied to the Mezzanine Loan or for such other purposes (if any) as may be approved by Lender. Borrower hereby assigns any proceeds of a Condemnation or Casualty, due to Borrower or to any of the Property Owners, to Lender. If Borrower or any of the Property Owners receives any award or payment for any Condemnation it shall immediately pay all such amounts to Lender.
          B. If at any time a Casualty or Condemnation occurs after the applicable Senior Loan has been paid in full, and no Default or Event of Default exists, up to the full amount of the Loss Proceeds shall, at the option of Lender in its sole discretion, be applied to the payment of the Mezzanine Loan or be applied to reimburse Borrower, as the case may be, for the cost of restoring, repairing, replacing or rebuilding any of the Properties or the part thereof affected by such Casualty or Condemnation or eminent domain proceeding, in the manner and under such conditions as Lender may require.
          C. In no case shall any such application reduce or postpone any payments otherwise required to be paid to Lender under the Mezzanine Loan Documents.
ARTICLE 8
EVENTS OF DEFAULT; REMEDIES
     8.1 Events of Default.
          The occurrence of any of the following events, conditions or occurrences shall constitute an Event of Default under this Agreement and the other Mezzanine Loan Documents:
          A. Failure to Make Payments When Due. A failure by Borrower or any Guarantor to pay within three days of when due any principal, interest or any other amount due under this Agreement or any of the other Mezzanine Loan Documents. There will be no grace period with respect to any payment due on or after the Maturity Date.
          B. Breach of Certain Covenants. (i) A failure by Borrower to perform or comply with any term, obligation or condition contained in Section 6.21(E) of this Agreement within five (5) days after the delivery of written notice to Borrower from Lender or such failure; or (ii) A failure by Borrower or any Guarantor to perform or comply with any term, obligation or condition contained in this Agreement or any of the other Mezzanine Loan Documents, other than those terms, obligations and conditions otherwise referred to in this Section 8.1, within thirty (30) days after the delivery of written notice to Borrower from Lender of such failure; provided that if such default is reasonably capable of being cured within ninety (90) days but not within such 30-day period, such failure shall not constitute an Event of Default (but it shall constitute a Default) so long as Borrower or such Guarantor, as applicable, commences the cure of such Default (which shall be determined by Lender in its sole discretion) promptly on its receipt of the first notice of default and diligently prosecutes such cure to completion within ninety (90) days after its first receipt of such default notice.
          C. Breach of Warranty. Any representation, warranty, certification or other statement made by Borrower, any Affiliate of Borrower, any Guarantor or any of the Principals herein or in any other Mezzanine Loan Document or in any statement or certificate at any time given by Borrower, any Affiliate of Borrower, any Guarantor or any of the Principals to Lender

in writing in connection with the Mezzanine Loan is now or shall at any time hereafter become, materially false or misleading.
          D. Involuntary Bankruptcy; Appointment of Receiver, etc.
(i)	The entry by a court of competent jurisdiction of a decree or order for relief with respect to Borrower, any Principal, any Guarantor, or any indemnitor or constituent member in Borrower, in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed within thirty (30) days after entry and dismissed within ninety (90) days after the initial entry of such order, or the granting of any other similar relief under any applicable federal or state law; or

(ii)	The commencement of an involuntary case against Borrower, any Principal, any Guarantor or any indemnitor or any constituent member in Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the entry of a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, any of the Properties, any Principal, any Guarantor or any indemnitor or constituent member in Borrower or over all or a substantial part of the property of any of them, or the appointment of an interim receiver, trustee or other custodian of Borrower, any of the Properties, any Principal, any Guarantor or any indemnitor or constituent member in Borrower, for all or a substantial part of the property of any of them, or the issuance of a warrant of attachment, execution or similar process against any substantial part of any of the Properties, Borrower, any Principal, any Guarantor or any indemnitor or constituent member in Borrower, and the continuance of any such event described in this clause (ii) for ninety (90) days without being dismissed or discharged.
          E. Voluntary Bankruptcy; Appointment of Receiver, etc.
(i)	The entry, concerning or with respect to any Borrower, any Principal, any Guarantor or any indemnitor or constituent member in Borrower, of an order for relief, or the commencement or filing by any of them of a voluntary case, under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by any of them to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or the consent by any of them to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of the property of any of them, or the making by any of them of any assignment for the benefit of creditors; or

(ii)	the inability or failure of Borrower, any Principal, any Guarantor or any indemnitor or the admission by Borrower, any Principal, any Guarantor or any indemnitor in writing of its inability or prospective inability, to pay its debts as such debts become due.
          F. Lien.
(i)	Lender fails to have a legal, valid, binding and enforceable first and prior perfected Lien on any or all of the Borrower Membership Interests free and clear of all Liens; or

(ii)	Borrower causes, permits or suffers to exist any Lien on any Borrower Membership Interests; or

(iii)	Borrower causes, permits or suffers to exist any Lien on any of the Properties or the Ownership Interests in Borrower, any of the Managers, any of the Property Owners or any of the Senior Loan Borrowers in violation with the provisions of this Agreement or of any of the other Mezzanine Loan Documents. In the case of an involuntary Lien, the same shall not constitute an Event of Default if Borrower cures and removes of record said involuntary Lien within thirty (30) days after notice from Lender.
          G. Unapproved Transfers. The occurrence of any sale, transfer, conveyance, hypothecation, mortgaging, encumbering assignment or other alienation or disposition of all or any part of any of the Properties or any interest or estate therein, or of any financing thereof, or the sale, transfer, encumbrance or other disposition of any Ownership Interests in any of the Senior Loan Borrowers, any of the Property Owners, any of the Managers, Borrower (with respect to the Ownership Interests of TZG Baltimore, BTR Capital and BTR Miller SPE only), or BTR Miller SPE (with respect to the Ownership Interests of BTR Capital Only) (each a “Transfer”) occurs without in each case Lender’s prior written consent. Borrower shall, on or before the date of any Transfer to which Lender has consented, and upon demand by Lender for any proposed Transfer to which Lender has withheld its consent, reimburse Lender for all of Lender’s costs and expenses paid or incurred in connection with Lender’s analyzing, evaluating, reviewing, approving, disapproving, and documenting the proposed Transfer. In connection with any Transfer, Borrower shall pay to Lender, on or before the date of such Transfer, a one time additional interest payment in an amount equal to one percent (1%) of the then-outstanding principal balance (including any Accrual Amount and any uncapitalized accrued interest as of the date of such Transfer) of the Mezzanine Loan (or, in the event of a transfer of a portion of the Borrower Membership Interests or of any of the Ownership Interests in Borrower, an amount equal to one percent (1%) of the outstanding principal balance of the Mezzanine Loan (including any Accrual Amount and any uncapitalized accrued interest as of the date of such Transfer) multiplied by the percentage of the Borrower Membership Interests or of the Ownership Interests in Borrower being transferred).
          H. Failure to Maintain Insurance. Borrower fails to maintain or cause to be maintained the insurance coverage required by Section 6.7.

          I. Intentionally Omitted.
          J. Other Liens. Without limiting the other provisions of this Section 8.1, the occurrence of any default by Borrower (after expiration of any applicable notice and cure period under the governing documents) under or in respect of any Lien, or the commencement of any foreclosure or other proceedings to enforce any Lien on any of the Properties or any property that serves as Collateral.
          K. Other Mezzanine Loan Documents. The occurrence of an Event of Default under any of the other Mezzanine Loan Documents or under any other provision (i.e., any provision other than this Section 8.1) of this Agreement.
          L. Senior Loan Documents. The occurrence of any default under any of the Senior Loan Documents or the giving by any of the Senior Lenders of any notice of any such default without regard to whether there may be or remain available any cure period applicable thereto under any of the Senior Loan Documents. .
          M. Susquehanna and Miller Loan Terms. The failure to comply with all provisions of Sections 6.21(G) and 6.21(H) of this Agreement.
          N. Guarantor’s Net Worth. If, at any time during the term of the Mezzanine Loan, the Guarantors’ tangible net worth is less than $10,000,000.00 in the aggregate. For purposes hereof, the term “tangible net worth” shall mean, with respect to Guarantors at any date (x) the aggregate tangible assets of such entity at such date (i.e., all assets except for intangible assets such as unamortized debt discount and expenses, goodwill, patents, trademarks, copyrights, franchises, research and development), except for any assets resulting from any loans, advances or financial accommodations of any kind by such entity to any of its Affiliates, minus (y) the aggregate liabilities of such entity at such date.
          O. Fraud. Any fraud or intentional or knowing misrepresentation by Borrower, any Principal, any Guarantor or any indemnitor in connection with the Mezzanine Loan, any of the Mezzanine Loan Documents, any of the Senior Loan Documents, any of the Properties or any part thereof or interest or estate therein or any of the Ownership Interests.
          P. Intentionally Omitted.
          Q. Interest Reserve. If Borrower fails to deposit with Lender any amount required to be deposited by the provisions of Section 4.3.
          R. Guarantors. If Borrower fails at all times during the term of the Mezzanine Loan to cause one or more Guarantors having a combined net worth of not less than Ten Million Dollars ($10,000,000.00) to be obligated and liable for the obligations set forth in the Recourse Events Guaranty and Environmental Indemnity Agreement, and any other failure by Borrower to comply with Section 6.29 of this Agreement.

     8.2 General Remedies.
          Notwithstanding anything to the contrary contained herein or in any of the other Mezzanine Loan Documents, upon the occurrence of any Event of Default: (i) automatically and without notice to Borrower as to Sections 8.1(D), (E), (H) and (K), and at the option of Lender upon written notice to Borrower as to any other Event of Default, the entire unpaid principal amount of the Mezzanine Loan, all accrued interest (including additional interest as provided for in this Mezzanine Loan Agreement), all Obligations and all other amounts owing to Lender under the Mezzanine Loan Documents shall become immediately due and payable in full, without presentment, demand, protest, further notice or other requirements of any kind, all of which are hereby expressly and irrevocably waived by Borrower, (ii) Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code and under any other applicable Laws, (iii) Lender may, in its sole and unreviewable discretion, pursue any or all of its rights and remedies hereunder or under the other Mezzanine Loan Documents or available at law, in equity or otherwise, including without limitation, obtaining the appointment of a receiver and the foreclosure of the security interests, (iv) all outstanding indebtedness and all other amounts owing to Lender under the Mezzanine Loan Documents shall bear interest at the Default Interest Rate, and (v) Lender shall have no further obligation to disburse Mezzanine Loan proceeds, if any, to Borrower.
     8.3 Specific Performance.
          Upon the occurrence of an Event of Default, Lender may (but shall not be obligated to) do any or all of the following, all in Lender’s sole and unreviewable discretion: commence and maintain an action in any court of competent jurisdiction for specific performance of any of the covenants and agreements contained herein or in any of the other Mezzanine Loan Documents; obtain the aid and direction of the court in the performance of any of the covenants and agreements contained herein or therein, and obtain orders or decrees directing the same; and, pay and perform (or caused to be paid or performed) any or all of Borrower’s obligations under or in respect of the Senior Loan Documents. All amounts expended by Lender in doing all of the foregoing shall be paid and reimbursed by Borrower to Lender on demand, with interest at the Default Interest Rate until paid in full, and all such amounts shall also be deemed additional principal indebtedness outstanding under the Note even if that should cause the principal balance outstanding thereunder to exceed the stated amount thereof.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1 Nonforeign Status.
          Section 1445 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) provides that a transferee of a U.S. real property interest must withhold tax under the circumstances described therein. To inform Lender that the withholding of tax will not be required in the event of a disposition of any of the Properties or of any of the Borrower Membership Interests or other Ownership Interests in Borrower or in any of the Property

Owners, Borrower shall, prior to any disposition, and does hereby, warrant, affirm and certify in writing to Lender under penalty of perjury: (a) that it is not, and none of the Property Owners are, a foreign limited liability company, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder; (b) that the U.S. employer identification numbers for Borrower and for each of the Property Owners are as set forth on Exhibit I; (c) that its principal place of business is at the address set forth in Section 9.9 hereof; and (d) that it is qualified to do business in the state in which each of the Properties is located, if any such state so requires it to be in order to conduct its business. Lender may disclose the contents of this warranty to the Internal Revenue Service or any other Governmental Agency and Borrower acknowledges that any false statement contained herein or therein could be punished by fine, imprisonment or both. Borrower covenants and agrees to execute such further certificates, which shall be signed under penalty of perjury, as Lender may reasonably require in connection with the certifications set forth herein.
     9.2 Assignments and Participations in Mezzanine Loan and Notes.
          Lender may assign its rights and delegate its obligations under this Agreement or any of the other Mezzanine Loan Documents and further may sell, transfer, assign, or sell or assign participations in all or any part or parts of the Mezzanine Loan and the Mezzanine Loan Documents, or any other interest herein or in the Note, issue securities backed by or evidencing ownership of the Mezzanine Loan, or further tranche the Mezzanine Loan to any Person or Persons, all without the consent of Borrower. Lender shall notify Borrower promptly after the occurrence of any of the foregoing. Upon Lender’s request, Borrower shall cooperate with, and Borrower shall cause the pledgors under the Pledge and Security Agreements, Environmental Indemnitors, the Guarantors and the Principals to cooperate with, any such transaction and Borrower shall deliver or cause to be delivered written estoppel certificates, consents and acknowledgments of any such transaction in a form acceptable to Lender from Borrower, the Guarantors, and each pledgor under a Pledge and Security Agreement. To the extent of any such assignment, Lender shall be relieved of its obligations with respect to the Mezzanine Loan and the assignee shall have the same rights, benefits and obligations as it would if it were the Person specifically named and identified as “Lender” herein and in the Note. Lender may furnish any information (including, without limitation, financial information) concerning the Properties or any portion thereof, Borrower, each Guarantor, the Principals and any of their properties, assets and financial condition to any other Person from time to time for legitimate business purposes.
     9.3 Expenses.
          Borrower agrees to pay or reimburse to Lender, within ten (10) days after demand by Lender, (and with interest at the Default Rate from and after the tenth (10th) day after demand until paid in full) all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs, recording fees and taxes, intangible taxes on the Note or the debt evidenced by the Mezzanine Loan, fees of any consultants, and fees for any environmental audits, appraisals, title and UCC commitments or policies, surveys, UCC and other searches, inspections or other reviews required by Lender) paid or incurred by Lender in connection with the documentation, negotiation, closing and administration of the Mezzanine Loan (including, without limitation, in connection with any request by Borrower, any permitted sale, or any prepayment), the enforcement of any of Lender’s rights or remedies under or in respect of the Mezzanine Loan

Documents (including the obtaining of and execution upon any judgment) and the collection of any payments owing to Lender hereunder or under any of the other Mezzanine Loan Documents, whether or not such enforcement and collection includes the filing of a lawsuit, or such taking, holding, preparing for sale or selling of any of the Properties or any portion thereof or any interest therein or any Ownership Interests or any other Collateral security for the Mezzanine Loan, the defense of any claim against Lender or in respect of the Mezzanine Loan or Mezzanine Loan Documents, or the assertion, protection, and advancement of Lender’s rights or claims in any bankruptcy proceeding directly or indirectly relating to or affecting Borrower, the Mezzanine Loan, any Guarantor, any of the Principals, any of the Properties or the Mezzanine Loan. Such costs and expenses shall include, without limitation, Lender’s reasonable outside attorneys’ fees and costs, including such fees and costs, whether charged to or paid or incurred by Lender in connection with any appeal or any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Borrower, any Guarantor or any of the Principals which in any way affect the exercise by Lender of any of its rights and remedies hereunder or in respect of any of the Mezzanine Loan Documents, at law or in equity.
     9.4 Indemnity.
          Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnitees from and against any and all expenses, losses, claims, damages or liabilities accrued or incurred (including, without limitation, architects’, engineers’ and attorneys’ fees and costs) by reason of any or all of the following: (a) the construction of any improvements on any of the Properties or any portion thereof, (b) any capital improvements, other work or things done in, on or about any of the Properties or any part thereof, (c) any use, nonuse, misuse, possession, occupation, alteration, operation, maintenance or management of any of the Properties or any part thereof or any street, drive, sidewalk, curb passageway or space comprising a part thereof or adjacent thereto, (d) any negligence or willful act or omission on the part of any of the Property Owners, Borrower, or its Affiliates, agents, contractors, servants, employees, licensees or invitees, (e) any accident, injury (including death) or damage to any Person or property occurring in, on or about any of the Properties or any part thereof, (f) any Lien or claim which may be alleged to have arisen on or against any of the Properties or any part thereof or any Ownership Interests or any liability asserted against Lender with respect thereto, (g) any tax attributable to the execution, delivery, filing, recording, holding or enforcement of the Note or any of the other Mezzanine Loan Documents, (h) any contest due to Borrower’s actions or failure to act, (i) any default under the Note or the other Mezzanine Loan Documents, (j) any claim by or liability to any tenant (or Person who had applied to be a tenant) of the Properties or any contractor or subcontractor performing work or any party supplying materials in connection with the Properties or any portion thereof (except that Borrower shall not indemnify the Indemnitees to the extent of their gross negligence or willful misconduct) or (k) any default under the Note or the other Mezzanine Loan Documents. Lender shall have the right to approve any and all attorneys and other professionals in connection with any indemnification provided in any of the Mezzanine Loan Documents.
     9.5 Waiver of Offset.
          All sums payable by Borrower pursuant to any of the Mezzanine Loan Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Borrower under the Mezzanine Loan Documents shall in no way be released, discharged or otherwise affected (except to the extent, if any, expressly provided in the Mezzanine Loan Documents) by reason of any of the following: (a) any damage to or destruction of any of the Properties or any portion thereof or any condemnation proceeding affecting any of the Properties or any part thereof; (b) any restriction or prevention of or interference by any third party with any use of any of the Properties or any part thereof; (c) any title defect or encumbrance or any eviction from any of the Properties or any part thereof by title paramount or otherwise; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Lender, or any action taken with respect to any of the Mezzanine Loan Documents or Senior Loan Documents by any trustee or receiver of Lender, or by any court, in any such proceeding; (e) any claim which Borrower has or might have against Lender; (f) any default or failure on the part of Lender to perform or comply with any of the terms or provisions hereof or of any other agreement with Borrower; (g) any default under, foreclosure or other enforcement of, or other action under or relating to, the Senior Loan Documents; or (h) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Borrower shall have notice or knowledge of any of the foregoing. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any of the Obligations.
     9.6 Amendments and Waivers.
          This Agreement and the other Mezzanine Loan Documents, respectively, may be modified only by the provisions of a writing signed by Lender and all of the other parties hereto or thereto (as the case may be) or their respective successors and assigns. No waiver of any provision of this Agreement or of any of the other Mezzanine Loan Documents, or consent to any departure by Borrower or any Principal therefrom, shall in any event be effective without the written agreement of Lender. Any waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which it was given. Except as expressly required by the terms of the Mezzanine Loan Documents, no notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
     9.7 No Third Party Beneficiaries.
          This Agreement and the other Mezzanine Loan Documents are made and entered into for the sole protection and benefit of Lender and Borrower, and, except as provided in Section 9.17 with respect to certain successors and assigns of the parties, no other Person or entity (including, without limitation, any contractor or vendor or supplier or materials) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement, any of the other Mezzanine Loan Documents or the Mezzanine Loan.
     9.8 Submission of Mezzanine Loan Documents.
          The submission of this Agreement or any of the other Mezzanine Loan Documents to Borrower or its agents or attorneys for review or signature does not constitute a commitment by Lender to make the Mezzanine Loan to Borrower, and neither this Agreement nor the other Mezzanine Loan Documents shall have any binding force or effect unless and until it has and they have been executed and delivered by each of the parties thereto and all of the conditions set forth in Section 3.1 have been satisfied. The Mezzanine Loan and this Agreement are subject to and contingent upon approval by Lender’s investment committee and approval by each of the Senior Lenders.
     9.9 Notices.
          All notices, demands and other communications hereunder to either Borrower or Lender shall be in writing and shall be deemed to have been given on the first to occur of (i) actual receipt, or (ii) if mailed, upon mailing by United States First Class mail or (iii) the date mechanically or electronically confirmed on a Business Day or the next Business Day if after normal business hours of the recipient or if not a Business Day, if sent by telecopy and a confirming copy is sent pursuant to the above no later than the next Business Day, addressed as follows:

If to Borrower:	BTR Miller, LLC
c/o BTR Capital Group
555 13th Street, NW Suite 420 East
Washington, D.C. 20004
Attention: Michael Clark
Facsimile: (202) 624-8555

with a courtesy copy to:	McGuireWoods LLP
Dominion Tower
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222-3142
Attention: Alan B. Gordon, Esq.
Facsimile.: (412) 667-7968

If to Lender:	Asset Capital Partners, L.P.
4733 Bethesda Avenue
Suite 800
Bethesda, MD 20814
Attention: Blair Fernau
Facsimile: (301) 656-1960

with a courtesy copy to:	Kennerly Lamishaw & Rossi LLP
707 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90017
Attention: Howard Parelskin, Esq.
Facsimile.: (213) 596-5741

If to Countrywide:	Countrywide Commercial Real Estate Finance, Inc.
4500 Park Granada
Calabasas, California 91302
Attention: Marlyn Marincas
Facsimile.: (818) 225-3898

with a courtesy copy to:	Kelley Drye & Warren LLP
200 Kimball Road
Parsippany, New Jersey 07054
Attention: Paul Keenan
Facsimile: (212) 808-7897

If to Susquehanna:	Susquehanna Bank
100 West Road, Suite 101
Towson, Maryland 21204
Attention: Steven Lavin, Commercial Relationship Manager

with a courtesy copy to:	Venable LLP
210 Allegheny Avenue
Towson, Maryland 21204
Attention: J. Michael Brennan, Esq.
Facsimile: (410) 821-0147

If to 1111 Maryland Avenue:	1111 Maryland Avenue, LLC
1700 Union Avenue
Baltimore, Maryland 21211
Attention: Ira. J. Miller

with a courtesy copy to:	Baxter, Baker, Sidle, Conn & Jones, P.A.
120 East Baltimore Street, Suite 2100
Baltimore, Maryland 21202
Attention: Lawrence S. Conn, Esq.
or to either party at such other address in the contiguous 48 continental United States of America as such party may designate for such purpose in a written notice duly given to the other party.
Notwithstanding the foregoing notice requirements, the failure by a party to deliver (or any delay in delivery or receipt of) any courtesy copy or copies of any notice as provided above shall not be or be deemed to be a default hereunder by such party and shall not impair the effectiveness of any notice which is given and received or deemed received.
     9.10 Survival of Warranties and Certain Agreements.
          All agreements, indemnities, covenants, representations and warranties made herein and in the other Mezzanine Loan Documents shall survive the execution and delivery of this Agreement, the making and disbursement of the Mezzanine Loan hereunder and the execution and delivery of the Note. All representations and warranties made by Borrower, any Guarantor or any other Principal in this Agreement or in any of the other Mezzanine Loan Documents are being relied upon by Lender and shall further survive notwithstanding any and all investigations and inquiries made by Lender, shall remain true, correct and complete in all material respects and shall remain continuing obligations of the maker thereof so long as any portion of the Obligations remains outstanding or unsatisfied. Notwithstanding anything in this Agreement or the other Mezzanine Loan Documents or implied by law to the contrary, any indemnities made by Borrower, any Guarantor or any other Principal in the Mezzanine Loan Documents shall survive the payment of the Mezzanine Loan, the satisfaction of the Obligations, and the termination of this Agreement or of any of the other Mezzanine Loan Documents.
     9.11 Failure or Indulgence Not Waiver; Remedies Cumulative.
          No failure or delay on the part of Lender or any holder of the Note or any portion thereof or interest therein in the exercise of any power, right or privilege hereunder or under the Note or under any other Mezzanine Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Mezzanine Loan Documents are separate, distinct and cumulative to, and not exclusive of, any rights or remedies otherwise available at law or in equity. No act of Lender under any of the Mezzanine Loan Documents shall be construed as an election to proceed under any one provision to the exclusion of any other provision, notwithstanding anything in the Mezzanine Loan Documents to the contrary. Borrower expressly and irrevocably waives, to the fullest extent permitted by law, all right to the benefit of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, extension, redemption, valuation, or appraisement right now or hereafter provided by law, as a defense to any demand against Borrower.
     9.12 Survival of Obligations Upon Termination of Agreement.
          No termination or cancellation (regardless of cause or procedure) of this Agreement or any of the other Mezzanine Loan Documents shall in any way affect or impair any of the powers, obligations, duties, rights, benefits or liabilities of Borrower or Lender relating to (a) any transaction or event occurring prior to such termination or cancellation, or (b) any of the respective undertakings, agreements, covenants, indemnities, warranties and representations of Borrower, Lender, or any other Person contained in this Agreement or any of the other Mezzanine Loan Documents.

     9.13 Disbursements in Excess of Mezzanine Loan Amount.
          If the total of all disbursements and other payments and expenditures by Lender deemed to be disbursements, under this Agreement or the other Mezzanine Loan Documents, exceeds the Mezzanine Loan Amount or the face principal amount of the Note, the total of all such disbursements shall nevertheless, to the fullest extent permitted by applicable Laws, constitute part of the Obligations and be deemed to have increased correspondingly the Mezzanine Loan Amount and the face principal amount of the Note. All other sums expended or paid by Lender pursuant to this Agreement or any of the other Mezzanine Loan Documents shall be deemed to have been paid to Borrower and at Borrower’s direction and shall be secured by the Mezzanine Loan Documents.
     9.14 Severability.
          If any provision of this Agreement or any of the other Mezzanine Loan Documents or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable under applicable law, the remainder of this Agreement or other Mezzanine Loan Document or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each and every provision of this Agreement and all other Mezzanine Loan Documents shall be valid and enforceable to the fullest extent permitted under applicable Laws.
     9.15 Rules of Construction.
          The recitals to this Agreement and to each of the other Mezzanine Loan Documents, respectively, are incorporated herein and therein and made a part hereof and thereof, respectively; Borrower and its legal counsel have been substantially involved in the negotiation and drafting of this Mezzanine Loan Agreement and the other Mezzanine Loan Documents, and no provision of any thereof shall be construed against Lender on the ground that Lender or its counsel was the drafter thereof; and with respect to any reference to any defined term, if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, restatement, replacement, extension or other modification thereof. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections, paragraphs, subparagraphs and other subdivisions refer to the Exhibits, Schedules, articles, paragraphs, subparagraphs and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this paragraph” and “this subparagraph” and similar phrases refer only to the paragraphs or subparagraphs hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The foregoing shall apply to all of the Mezzanine Loan Documents.

     9.16 Applicable Law.
          This Agreement and each of the other Mezzanine Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Maryland without regard to conflict of law principles. Borrower hereby consents to the personal jurisdiction over itself and its property of, and venue in, any federal or state court sitting in any county of the State of Maryland where any of the Properties is located, in any action that may be commenced by Lender to enforce its rights hereunder.
     9.17 Successors and Assigns.
          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Borrower’s rights and obligations or any interest hereunder or under any of the other Mezzanine Loan Documents may not be transferred or assigned (whether outright or for collateral security purposes), or delegated without the prior written consent of Lender, which may be withheld in Lender’s sole and unreviewable discretion, and any purported transfer or assignment (or delegation) in violation of any provision of this Agreement or the other Mezzanine Loan Documents shall be null and void ab initio. As used herein and in the other Mezzanine Loan Documents, “Lender” (or similar references to the Lender) shall include all holders of the Note, including, without limitation, pledgees of the Note, whether or not named herein or therein. In exercising any rights hereunder or under any of the other Mezzanine Loan Documents or taking any actions provided for herein or therein, Lender may act through its employees, agents or independent contractors authorized by Lender.
     9.18 Disclosure of Information.
          Borrower hereby acknowledges and agrees that upon the request of any constituent partner, member, manager or shareholder of any entity constituting Borrower or any Guarantor or any other Principal, Lender may (but shall not be obligated to) disclose to such Person any information (including, without limitation, financial information) relating to the Mezzanine Loan and Borrower’s performance of its obligations under the Mezzanine Loan Documents. Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnitees from and against any and all expenses, losses, claims, damages or liabilities (including, without limitation, attorneys’ fees and costs) arising by reason of any disclosure of information by Lender under or as provided for in this Section 9.18.
     9.19 Counterparts.
          This Agreement and the other Mezzanine Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages and, if applicable, acknowledgment pages may be detached from the counterparts and attached to a single copy of the applicable document to form one physical document, which may be recorded or filed as applicable.

     9.20 Entire Agreement.
          The Mezzanine Loan Documents set forth the entire understanding and agreement between Borrower and Lender relative to the Mezzanine Loan and they supersede all prior agreements and understandings relating to the subject matter hereof or thereof.
     9.21 Inconsistencies.
          All provisions of the Mezzanine Loan Documents shall be construed as being supplementary and complementary to, and cumulative with, the provisions of the other Mezzanine Loan Documents. However, if there should be an irreconcilable inconsistency between provisions of the Mezzanine Loan Documents, the terms and provisions of this Agreement shall control over any irreconcilably inconsistent term of any other Mezzanine Loan Document except for the Note, whose provisions shall govern and control over any irreconcilably inconsistent provision of this Agreement or any other Mezzanine Loan Document.
     9.22 Time Is of the Essence.
          Time is strictly of the essence of this Agreement and the other Mezzanine Loan Documents.
     9.23 Advertising.
          Lender shall have the right to advertise Lender’s financing in trade and other publications and provide other public notices and advertisements of Lender’s financing.
     9.24 Effectiveness of Facsimile Documents and Signatures.
          The Mezzanine Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Mezzanine Loan Documents. Lender may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     9.25 Intentionally Omitted.
     9.26 CONSENT TO JURISDICTION.
          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PERSON ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER MEZZANINE LOAN DOCUMENTS SHALL BE INSTITUTED IN, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF, ANY FEDERAL OR STATE COURT IN THE STATE OF MARYLAND. BORROWER HEREBY (I) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH SUIT, ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT, (II) IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (III) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEM, AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHO IRREVOCABLY AGREE IN WRITING TO SERVE AS BORROWER’S AGENT FOR SUCH PURPOSE, AS THEIR AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN MARYLAND, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED IN SECTION 9.9 SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PERSON IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF MARYLAND. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN THE STATE OF MARYLAND (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN THE STATE OF MARYLAND, OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY MEZZANINE LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE STATE OF MARYLAND.
     9.27 WAIVER OF JURY TRIAL.
          EACH OF BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, CASE, PROCEEDING OR OTHER LITIGATION OF ANY KIND (WHETHER IN CONTRACT, TORT OR OTHER) BASED ON, ARISING IN CONNECTION WITH OR OUT OF, CONCERNING OR RELATING IN ANY WAY TO THE MEZZANINE LOAN, THIS AGREEMENT OR ANY OF THE OTHER MEZZANINE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION HEREWITH OR THEREWITH. BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR

LENDER TO DISBURSE THE MONEY EVIDENCED BY THE NOTE AND TO ENTER INTO THE OTHER MEZZANINE LOAN DOCUMENTS.
     9.28 Additional Provisions.
          A. Use of Terms. All references to “Senior Lender” in this Agreement shall be deemed to refer to either or both of the Senior Lenders, as the context may require. All references to “Property” or “Properties” in this Agreement shall be deemed to refer to one or more of the Properties as the context may require. It is the intent of the parties hereto in making any determination under any of the Mezzanine Loan Documents (including, without limitation, in determining whether (a) a breach of a representation, warranty or covenant has occurred, (b) there has occurred a Default or Event of Default and (c) an event has occurred which has created recourse obligations under Section 2.5) that any breach, occurrence or event with respect to any individual Property shall be deemed to be a breach of, occurrence or event with respect to all Properties, and that all individual Properties need not have been involved with or be the subject of such breach, occurrence or event in order for the same to be deemed such a breach with respect to every individual Property and the Mezzanine Loan. All references to “Management Agreement” in this Agreement shall be deemed to refer to one or more individual Management Agreements, as the context requires. All references to “Property Manager” in this Agreement shall be deemed to refer to one or more individual Property Managers, as the context requires. All references to “Waiving Party” in this Agreement shall be deemed to refer to one or more individual Waiving Parties, as the context requires. All references to “Property Owners” in this Agreement shall be deemed to refer to one or more individual Property Owners, as the context requires. All references to “Manager” in this Agreement shall be deemed to refer to either or both individual Managers, as the context requires.
          B. Borrower and Property Owners. With respect to any obligation of Borrower contained in this Agreement or any of the other Mezzanine Loan Documents, the payment or performance of which would necessitate that Borrower be the direct owner of any of the Properties, for all purposes in this Agreement where such an obligation of Borrower’s exists, Borrower shall satisfy such obligation by causing Property Owners to pay or perform such obligation.
          C. Waiver of Defenses. To the extent that Borrower (in this Subsection, “Waiving Party”) may be deemed a guarantor or surety of any obligations under any of the Mezzanine Loan Documents, or is a guarantor or surety of any obligations owed by any Person under any of the Susquehanna Loan Documents or otherwise to Lender, or to have rights and obligations in the nature of the rights or obligations of a guarantor or surety for any reason:
(i)	Waivers. Waiving Party hereby expressly, unconditionally and irrevocably waives all of the following:
(1)	Notices. Notice of the acceptance by Lender of this Agreement or any of the other Mezzanine Loan Documents, notice of the existence, creation or non-payment of any of the Obligations, presentment, demand, notice of dishonor, protest, notice of protest, notice of acceleration, notice of intent to accelerate, under this

Agreement or any of the other Mezzanine Loan Documents and all other notices except any specifically required by the express provisions of this Agreement or any of the Mezzanine Loan Documents;

(2)	Disclosures. Any obligation Lender may have to disclose to any Waiving Party any facts Lender now or hereafter may know or have reasonably available to it regarding Borrower, any Waiving Party or any other Waiving Party or any of the other Principals or their respective financial condition, properties, assets or affairs, whether or not Lender has a reasonable opportunity to communicate such facts or has reason to believe that any such facts are unknown to Waiving Party or materially increase the risk to Waiving Party beyond the risk Waiving Party intends to assume hereunder. Waiving Party shall be fully responsible for keeping itself informed concerning Borrower, each other Waiving Party, and all of the other Principals and their respective financial condition, properties, assets and affairs and all other matters and circumstances bearing on the risk of non-payment or non-performance of the Obligations;

(3)	Diligence in Collection. All diligence in collection of any of the Obligations, any obligation hereunder, or any guaranty or other security for any of the foregoing;

(4)	Benefit of Certain Laws. The benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

(5)	Certain Defenses. Any defense based on the incapacity, lack of authority, death or disability of any other Person or entity or the failure of Lender to file or enforce a claim against the estate of any other Person or entity in any administrative, bankruptcy or other proceeding;

(6)	Election of Remedies Defense. Any defense based on an election of remedies by Lender, whether or not such election may affect in any way the recourse, subrogation or other rights of Waiving Party against Borrower, or any of the other Principals or any other Person in connection with the Obligations. Without limiting the generality of the foregoing, Waiving Party waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security (if any) for a guaranteed obligation, has limited or terminated Waiving Party’s rights of subrogation and reimbursement against Borrower or any other Waiving Party or any of the other Principals or any other Person by the operation of any law;

(7)	Defenses Relating to Collateral Sale. Any defense based on any failure by Lender to (a) provide notice to Waiving Party of a sale or other disposition (including any collateral sale pursuant to the Uniform Commercial Code) of any Collateral or (b) conduct such a sale or disposition in a commercially reasonable manner;

(8)	Defenses Relating to Mezzanine Loan Administration. Any defense based on the negligence of Lender in administering the Mezzanine Loan or in taking or failing to take any action in connection therewith;

(9)	Defenses Relating to Statute of Limitations. Any defense based on any statute of limitations in any action hereunder or in any action for the collection of the Obligations or the performance of any other obligation hereby owing or guaranteed;

(10)	Defenses Relating to Waiving Party’s Obligations. Any defense based on any claim that Waiving Party’s obligations exceed or are more burdensome than those of Borrower or of any other Principal;

(11)	Defenses Relating to Actions by Lender. Any defense based on any action taken or omitted by Lender in any bankruptcy or insolvency case or proceeding, including any election to have Lender’s claim allowed as being secured, partially secured or unsecured, any extension of credit by Lender to Borrower, or any other Waiving Party or any of the other Principals in any bankruptcy or insolvency case or proceeding, and the taking and holding by Lender of any security for any such extension of credit;

(12)	Other Defenses. Any defense which arises out of any of the actions, circumstances or events described in Section 9.28(C)(iv) hereof; and

(13)	Rights to Require Lender to Proceed. Any right Waiving Party may have to require Lender to proceed against Borrower, or any other Waiving Party or any of the other Principals, proceed against or exhaust any security held by Lender, or pursue any other remedy in Lender’s power to pursue which Waiving Party cannot pursue and which would lighten Waiving Party’s burden; and
(ii)	Rights of Subrogation, Contribution, Etc. Unless and until the Obligations are finally and fully satisfied and one year after such payment has elapsed, any rights arising because of Waiving Party’s payment of any of the Obligations (a) against Borrower, or any other Waiving Party or any of the other Principals, by way of subrogation of or to the rights of Lender or otherwise or (b) against Borrower, or any other Waiving Party or any of the other Principals or any other Person obligated to pay any of the Obligations, by way of contribution, reimbursement or otherwise.

(iii)	Subordination. Waiving Party hereby subordinates, and shall cause any Affiliate to subordinate, any and all claims and liens of Waiving Party or such Affiliate against Borrower, or any of the other Principals of any kind (including any right of any Waiving Party to a return of any capital contributed to Borrower or any of the other Principals) to all of the Obligations and to any other claims or liens of Lender against Borrower, or any other Principals or their respective property. Upon the occurrence of an Event of Default under any of the Mezzanine Loan Documents, Waiving Party and its Affiliates shall enforce any of their claims or liens solely as trustee for Lender, and shall cause any receipts to be paid over to Lender on account of the Obligations without affecting in any manner the liability of Waiving Party under this Agreement or under any of the other Mezzanine Loan Documents except to the extent of such payment.

(iv)	Certain Events Not Affecting Obligations of Waiving Party. The obligations of each Waiving Party hereunder shall not be affected by any of the following: (i) the release or discharge of Borrower, or any other Waiving Party or any of the other Principals in any creditors’, receivership, bankruptcy, reorganization, insolvency, or other proceeding; (ii) the rejection or disaffirmance in any such proceeding of any of the Obligations; (iii) the impairment or modification of any of the Obligations, or of any remedy for the enforcement thereof, or of the estate of Borrower or of any other Waiving Party or of any of the other Principals in bankruptcy, resulting from any present or future federal or state bankruptcy law or any other law of any kind or from the decision or order of any court or other governmental authority; (iv) any disability or defense of Borrower, or of any other Waiving Party or any of the other Principals; (v) the cessation of the liability of Borrower, or of any other Waiving Party or any of the other Principals for any cause whatsoever; (vi) any sale, assignment, transfer or other conveyance (including any conveyance in lieu of foreclosure or any collateral sale pursuant to the Uniform Commercial Code) of any of the security for any of the Obligations, regardless of the amount received by Lender in connection therewith; or (vii) any disability or defense of any kind now existing of any Waiving Party with respect to any provision of this Agreement or of any of the other Mezzanine Loan Documents; and notwithstanding the occurrence or existence of any of the foregoing circumstances, the Obligations pursuant to this Agreement and the other Mezzanine Loan Documents shall nevertheless remain in full force and effect, to the maximum extent permitted by law, and shall be binding upon each Waiving Party to the same extent as if each Waiving Party at all times had been the principal joint and several debtor on all such Obligations).

          D. Intentionally Omitted.
          E. Partial Releases. Borrower shall have the right to obtain the release of Lender’s security interest in the applicable Borrower Membership Interests (any such Property Owner, a “Release Property Owner”) created by any Pledge and Security Agreement (a “Partial Release”) upon the sale (a “Property Sale”), of the Property owned by said individual Property Owner (the “Release Property”) to a bona fide third party subject to the satisfaction of all of the terms and conditions specified below:
(i)	The Property Sale and Partial Release satisfy all of the requirements contained in any of the Senior Loan Documents applicable to a Partial Release as such term is defined in the Senior Loan Documents, and the Property Sale and Property will not cause a Default or an Event of Default under any of the Senior Loan Documents;

(ii)	No Default or Event of Default shall exist under the Mezzanine Loan Documents or occur as a result of consummation of the Property Sale or the Partial Release;

(iii)	The proposed purchaser of the Release Property in connection with a Property Sale is not an Affiliate of Borrower;

(iv)	Borrower shall have provided thirty (30) days prior written notice to Lender of its intention to effect a Property Sale and Partial Release, specifying the Property and Property Owners involved and the intended date of the transaction;

(v)	Lender shall have received and approved of (a) all forms of documents necessary to release the Release Property from the lien of the Senior Loan Documents, each satisfactory to Lender in all respects, (b) all forms of documents necessary to release the pledge of the Borrower Membership Interests in the Release Property Owner and to affirm the continuing effect of the Mezzanine Loan Documents, (c) such endorsements to any Title Policy as Lender shall require, and (d) such other documents, agreements and opinions of counsel as Lender may reasonably require;

(vi)	If the Release Property is contiguous to any of the remaining Properties, the remaining Property or Properties that are not being released shall each (a) comply with all applicable Laws (including, without limitation, applicable subdivision, zoning and land use laws), (b) be a separate tax parcel and not be subject to any Liens for taxes attributable to the Release Property, and (iii) benefit from appropriate appurtenant easements for, among other things, access, utilities, and parking as are necessary or appropriate for the continued use of and operation thereof as is currently being used or as contemplated, all to the reasonable satisfaction of Lender;

(vii)	Lender shall have received payment from Borrower of Lender’s costs and expenses incurred in connection with the Partial Release (including, without limitation, reasonable attorneys’ fees and costs);

(viii)	Borrower shall have paid principal to Lender in an amount equal to the lesser of (a) 125% of the allocated loan amount (as shown on Schedule 1) for the Release Property, or (b) 100% of the Net Proceeds of the Property Sale remaining after Borrower has paid all amounts due any of the Senior Lenders in connection with the Property Sale and Partial Release, provided that such Net Proceeds remaining after such payment to any of the Senior Lenders represent at least 100% of the allocated loan amount (as shown on Schedule 1) for the Release Property, all as determined by Lender in its reasonable discretion; and

(ix)	Borrower shall have satisfied all requirements related to a prepayment of the Mezzanine Loan set forth in the Note, this Agreement or any other Mezzanine Loan Document.
          Nothing in this Subsection shall release Borrower or any Environmental Indemnitor from any liability or obligation relating to any environmental matters contained in this Agreement or any other Mezzanine Loan Document.
[SIGNATURES FOLLOW ON NEXT PAGE]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written, pursuant to proper authority duly granted.

BORROWER: BTR MILLER, LLC, a Delaware limited liability company
By:	/s/ David Lipson
David Lipson
Authorized Signatory

[SIGNATURES CONTINUE ON NEXT PAGE]
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LENDER:

ASSET CAPITAL PARTNERS, L.P., a Delaware limited partnership

By:	ACC GP, LLC,
a Delaware limited liability company
its general partner

By:	ASSET CAPITALCORPORATION, INC.,
a Maryland corporation
its sole member

	By: Name:	/s/ William LeBlanc William B. LeBlanc III
	Title:	President
List of Exhibits and Schedules:

Exhibit A-1-A-8:	Legal Descriptions of the Properties
Exhibit B:	Description of Ownership Interests—Organizational Chart
Exhibit C:	Pending Litigation
Exhibit D:	Property Management Agreements and Service Contracts
Exhibit E:	New Improvements and Senior Loan Capital Improvements
Exhibit F:	Environmental Reports
Exhibit G:	O & M Program
Exhibit H:	Form of Interest Holder Agreement
Exhibit I:	Tax Identification Numbers

Schedule 1	Allocated Loan Amounts

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